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Exhibit 99.1

 Report of Independent Registered Public Accounting Firm

The Board of Directors of Global GP LLC
and Unitholders of Global Partners LP

        We have audited the accompanying consolidated balance sheets of Global Partners LP ("the Partnership") as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, partners' equity, and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Partners LP at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Global Partners LP's internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated March 31, 2014 expressed an adverse opinion thereon.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 31, 2014
Except for Note 24, as to which the date is February 27, 2015

GLOBAL PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$9,217	$5,977
Accounts receivable (less allowance of $7,114 and $4,732 as of December 31, 2013 and 2012, respectively)	686,392	696,762
Accounts receivable—affiliates	1,404	1,307
Inventories	572,806	634,667
Brokerage margin deposits	21,792	54,726
Fair value of forward fixed price contracts	46,007	48,062
Prepaid expenses and other current assets	36,693	65,432

Total current assets	1,374,311	1,506,933
Property and equipment, net	803,636	712,322
Intangible assets, net	67,769	60,822
Goodwill	154,078	32,326
Other assets	28,128	17,349

Total assets	$2,427,922	$2,329,752

Liabilities and partners' equity
Current liabilities:
Accounts payable	$781,119	$759,698
Working capital revolving credit facility—current portion	—	83,746
Line of credit	3,700	—
Environmental liabilities—current portion	3,377	4,341
Trustee taxes payable	80,216	91,494
Accrued expenses and other current liabilities	65,963	71,442
Obligations on forward fixed price contracts	38,197	34,474

Total current liabilities	972,572	1,045,195
Working capital revolving credit facility—less current portion	327,000	340,754
Revolving credit facility	434,700	422,000
Senior notes	148,268	—
Environmental liabilities—less current portion	37,762	39,831
Other long-term liabilities	44,440	45,511

Total liabilities	1,964,742	1,893,291
Commitments and contingencies (see Note 13)	—	—
Partners' equity
Global Partners LP equity:
Common unitholders (27,430,563 units issued and 27,260,747 outstanding at December 31, 2013 and 27,430,563 units issued and 27,310,648 outstanding at December 31, 2012)	426,785	456,538
General partner interest (0.83% interest with 230,303 equivalent units outstanding at December 31, 2013 and December 31, 2012)	(238)	(407)
Accumulated other comprehensive loss	(11,310)	(19,670)

Total Global Partners LP equity	415,237	436,461
Noncontrolling interest	47,943	—

Total partners' equity	463,180	436,461

Total liabilities and partners' equity	$2,427,922	$2,329,752

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL PARTNERS LP

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit data)

	Year Ended December 31,
	2013	2012	2011
Sales	$19,589,608	$17,625,997	$14,835,729
Cost of sales	19,183,779	17,292,509	14,626,131

Gross profit	405,829	333,488	209,598
Costs and operating expenses:
Selling, general and administrative expenses	115,491	95,710	73,882
Operating expenses	185,713	140,413	73,534
Restructuring charges	—	—	2,030
Amortization expense	19,216	7,024	4,800

Total costs and operating expenses	320,420	243,147	154,246

Operating income	85,409	90,341	55,352
Interest expense	(43,537)	(42,021)	(35,932)

Income before income tax expense	41,872	48,320	19,420
Income tax expense	(819)	(1,577)	(68)

Net income	41,053	46,743	19,352
Net loss attributable to noncontrolling interest	1,562	—	—

Net income attributable to Global Partners LP	42,615	46,743	19,352
Less: General partner's interest in net income, including incentive distribution rights	(3,521)	(1,212)	(684)

Limited partners' interest in net income	$39,094	$45,531	$18,668

Basic net income per limited partner unit	$1.43	$1.73	$0.88

Diluted net income per limited partner unit	$1.42	$1.71	$0.87

Basic weighted average limited partner units outstanding	27,329	26,393	21,280

Diluted weighted average limited partner units outstanding	27,560	26,567	21,474

Distributions per limited partner unit	$2.34	$2.06	$2.00

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL PARTNERS LP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

(Unaudited)

	Year Ended December 31,
	2013	2012	2011
Net income	$41,053	$46,743	$19,352
Other comprehensive income:
Change in fair value of cash flow hedges	3,930	2,591	(4,039)
Change in pension liability	4,430	(1,766)	(2,694)

Total other comprehensive income (loss)	8,360	825	(6,733)

Comprehensive income	49,413	47,568	12,619
Comprehensive loss attributable to noncontrolling interest	1,562	—	—

Comprehensive income attributable to Global Partners LP	$50,975	$47,568	$12,619

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities
Net income	$41,053	$46,743	$19,352
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	77,134	45,458	30,359
Amortization of deferred financing fees	6,897	5,753	4,723
Amortization of senior notes discount	368	—	—
Bad debt expense	4,145	869	1,860
Stock-based compensation expense	1,806	6	361
Gain on disposition of property and equipment	(1,273)	627	222
Deferred income taxes	336	1,217	—
Curtailment gain	—	(469)	—
Changes in operating assets and liabilities, exclusive of business combinations:
Accounts receivable	8,524	(57,160)	(70,464)
Accounts receivable—affiliate	(97)	469	(546)
Inventories	61,992	40,898	(77,313)
Broker margin deposits	32,934	(10,791)	(28,434)
Prepaid expenses, all other current assets and other assets	11,226	(8,449)	(29,520)
Accounts payable	18,667	146,947	132,307
Trustee taxes payable	(11,278)	5,002	6,695
Change in fair value of forward fixed price contracts	5,778	(9,845)	(10,958)
Accrued expenses, all other current liabilities and other long-term liabilities	(3,065)	25,177	3,999

Net cash provided by (used in) operating activities	255,147	232,452	(17,357)
Cash flows from investing activities
Acquisitions	(185,262)	(188,748)	—
Capital expenditures	(67,132)	(44,872)	(15,957)
Proceeds from sale of property and equipment	9,187	7,132	2,588

Net cash used in investing activities	(243,207)	(226,488)	(13,369)
Cash flows from financing activities
Proceeds from public offerings, net	—	—	69,626
(Payments on) borrowings from working capital revolving credit facility	(97,500)	(164,400)	102,200
Borrowings from (payments on) revolving credit facility	12,700	217,000	(95,000)
Proceeds from issuance of term loan	115,000	—	—
Repayment of term loan	(115,000)	—	—
Borrowing from line of credit	3,700	—	—
Proceeds from senior notes, net of discount	147,900	—	—
Repurchase of common units	(4,590)	(2,152)	(658)
Repurchased units withheld for tax obligations	(2,086)	(96)	(675)
Noncontrolling interest capital contribution	1,425	—	—
Distribution to noncontrolling interest	(2,920)
Distributions to partners	(67,329)	(54,667)	(42,800)

Net cash (used in) provided by financing activities	(8,700)	(4,315)	32,693
Cash and cash equivalents
Increase in cash and cash equivalents	3,240	1,649	1,967
Cash and cash equivalents at beginning of year	5,977	4,328	2,361

Cash and cash equivalents at end of year	$9,217	$5,977	$4,328

Supplemental information (see Note 21)
Non-cash investing activities (see Note 21)

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL PARTNERS LP

CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY

(In thousands)

	Common Unitholders	Subordinated Unitholders	General Partner Interest	Other Comprehensive Income	Noncontrolling Interest	Total Partners' Equity
Balance December 31, 2010	$292,267	$(1,623)	$(66)	$(13,762)	$—	$276,816
Conversion of subordinated units to common units	(1,623)	1,623	—	—	—	—
Proceeds from public offering, net	69,626	—	—	—	—	69,626
Net income	18,668	—	684	—	—	19,352
Other comprehensive income	—	—	—	(6,733)	—	(6,733)
Stock-based compensation	361	—	—	—	—	361
Distributions to partners	(41,863)	—	(937)	—	—	(42,800)
Repurchase of common units	(658)	—	—	—	—	(658)
Repurchased units withheld for tax obligations	(675)	—	—	—	—	(675)

Balance December 31, 2011	336,103	—	(319)	(20,495)	—	315,289
Issuance of common units in connection with the acquisition of Alliance	130,513	—	—	—	—	130,513
Net income	45,531	—	1,212	—	—	46,743
Other comprehensive income	—	—	—	825	—	825
Stock-based compensation	6	—	—	—	—	6
Distributions to partners	(53,514)	—	(1,300)	—	—	(54,814)
Repurchase of common units	(2,152)	—	—	—	—	(2,152)
Repurchased units withheld for tax obligations	(96)	—	—	—	—	(96)
Phantom unit dividends	147	—	—	—	—	147

Balance at December 31, 2012	456,538	—	(407)	(19,670)	—	436,461
Net income (loss)	39,094	—	3,521	—	(1,562)	41,053
Acquisition of noncontrolling interest, at fair value		—	—	—	51,000	51,000
Noncontrolling interest capital contribution	—	—	—	—	1,425	1,425
Distribution to noncontrolling interest	—	—	—	—	(2,920)	(2,920)
Other comprehensive income	—	—	—	8,360	—	8,360
Stock-based compensation	1,806	—	—	—	—	1,806
Distributions to partners	(64,190)	—	(3,352)	—	—	(67,542)
Repurchase of common units	(4,590)	—	—	—	—	(4,590)
Repurchased units withheld for tax obligation	(2,086)	—	—	—	—	(2,086)
Phantom unit dividends	213	—	—	—	—	213

Balance at December 31, 2013	$426,785	$—	$(238)	$(11,310)	$47,943	$463,180

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Basis of Presentation

Organization

        Global Partners LP (the "Partnership") is a publicly traded Delaware master limited partnership formed in March 2005. As of December 31, 2013, the Partnership had the following wholly owned subsidiaries: Global Companies LLC, Glen Hes Corp., Global Montello Group Corp. ("GMG"), Chelsea Sandwich LLC, Global Energy Marketing LLC, Alliance Energy LLC, Bursaw Oil LLC, GLP Finance Corp., Global Energy Marketing II LLC, Global CNG LLC and Cascade Kelly Holdings LLC. Global GP LLC, the Partnership's general partner (the "General Partner") manages the Partnership's operations and activities and employs its officers and substantially all of its personnel, except for its gasoline station and convenience store employees and certain union personnel who are employed by GMG.

        The Partnership is a midstream logistics and marketing company. The Partnership is one of the largest distributors of gasoline (including gasoline blendstocks such as ethanol and naphtha), distillates (such as home heating oil, diesel and kerosene), residual oil and renewable fuels to wholesalers, retailers and commercial customers in the New England states and New York. The Partnership also engages in the purchasing, selling and logistics of transporting domestic and Canadian crude oil and other products via rail, establishing a "virtual pipeline" from the mid-continent region of the United States and Canada to the East and West Coasts for distribution to refiners and other customers. The Partnership owns, controls or has access to one of the largest terminal networks of refined petroleum products and renewable fuels in Massachusetts, Maine, Connecticut, Vermont, New Hampshire, Rhode Island, New York, New Jersey and Pennsylvania (collectively, the "Northeast"). The Partnership also owns and controls terminals in North Dakota and Oregon that extend its origin-to-destination capabilities. The Partnership is a major multi-brand gasoline distributor and, as of December 31, 2013, had a portfolio of approximately 900 owned, leased and/or supplied gasoline stations primarily in the Northeast. The Partnership receives revenue from retail sales of gasoline, convenience store sales and gasoline station rental income. The Partnership is also a distributor of natural gas and propane.

        On March 1, 2012, the Partnership acquired from AE Holdings Corp. ("AE Holdings") 100% of the outstanding membership interests in Alliance Energy LLC ("Alliance") (see Note 3). Prior to the closing of the acquisition, Alliance was wholly owned by AE Holdings, which on March 1, 2012 was 95% owned by members of the Slifka family. No member of the Slifka family owned a controlling interest in AE Holdings, nor currently owns a controlling interest in the General Partner. Three independent directors of the General Partner's board of directors serve on a conflicts committee. The conflicts committee unanimously approved the Alliance acquisition and received advice from its independent counsel and independent financial adviser.

        On February 1, 2013, the Partnership acquired a 60% membership interest in Basin Transload LLC ("Basin Transload"), and on February 15, 2013, the Partnership acquired 100% of the membership interests in Cascade Kelly Holdings LLC ("Cascade Kelly"). See Note 3.

        The General Partner, which holds a 0.83% general partner interest in the Partnership, is owned by affiliates of the Slifka family. As of December 31, 2013, affiliates of the General Partner, including its directors and executive officers and their affiliates, owned 11,599,336 common units, representing a 42.3% limited partner interest.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies

Basis of Consolidation and Presentation

        The financial results of Alliance for the ten months ended December 31, 2012 are included in the accompanying statement of income for the year ended December 31, 2012. The financial results of Basin Transload for the eleven months ended December 31, 2013 and of Cascade Kelly for the ten and one-half months ended December 31, 2013 are included in the accompanying statement of income for the year ended December 31, 2013. The Partnership consolidates the balance sheet and results of operations of Basin Transload because the Partnership controls the entity. The accompanying consolidated financial statements as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 reflect the accounts of the Partnership. Upon consolidation, all intercompany balances and transactions have been eliminated.

Noncontrolling Interest

        These financial statements reflect the application of ASC 810, "Consolidations" ("ASC 810") which establishes accounting and reporting standards that require: (i) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the consolidated balance sheet within shareholder's equity, but separate from the parent's equity; (ii) the amount of consolidated net income attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of operations and (iii) changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently.

        The Partnership acquired a 60% interest in Basin Transload on February 1, 2013. After evaluating ASC 810, the Partnership concluded it is appropriate to consolidate the balance sheet and statement of operations of Basin Transload based on an evaluation of the outstanding voting interests. Amounts pertaining to the noncontrolling ownership interest held by third parties in the financial position and operating results of the Partnership are reported as a noncontrolling interest in the accompanying consolidated balance sheet and statement of income.

Reclassification

        Prior year amounts for amortization of deferred financing fees have been reclassified from selling, general and administrative expenses to interest expense to conform to the current year presentation.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates under different assumptions or conditions. Among the estimates made by management are (i) estimated fair value of assets and liabilities acquired in a business combination and identification of associated goodwill and intangible assets, (ii) mark-to-market gains and losses on derivative instruments, (iii) accruals and contingent liabilities, (iv) allowance for doubtful accounts, (v) Level 3 valuation for crude oil forward purchase and sales contracts, and (vi) assumptions used to evaluate goodwill impairment. Although the Partnership believes these estimates are reasonable, actual results could differ from these estimates.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

        The Partnership considers highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. The carrying value of cash and cash equivalents, including broker margin accounts, approximates fair value.

Accounts Receivable

        The Partnership's accounts receivable primarily result from sales of refined petroleum products, renewable fuels, crude oil, natural gas and propane to its customers. The majority of the Partnership's accounts receivable relates to its petroleum marketing and crude oil activities that can generally be described as high volume and low margin activities. The Partnership makes a determination of the amount, if any, of a line of credit it may extend to a customer based on the form and amount of financial performance assurances the Partnership requires. Such financial assurances are commonly provided to the Partnership in the form of standby letters of credit, personal guarantees or corporate guarantees.

        The Partnership reviews all accounts receivable balances on a monthly basis and records a reserve for estimated amounts it expects will not be fully recovered. At December 31, 2013 and 2012, substantially all of the Partnership's accounts receivable classified as current assets were within payment terms.

Inventories

        Except for its convenience store inventory and its Renewable Identification Numbers ("RINs") inventory, the Partnership hedges substantially all of its inventory, primarily through futures contracts. These futures contracts are entered into when inventory is purchased and are designated as fair value hedges against the inventory on a specific barrel basis. Changes in the fair value of these contracts, as well as the offsetting gain or loss on the hedged inventory item, are recognized in earnings as an increase or decrease in cost of sales. All hedged inventory is valued using the lower of cost, as determined by specific identification, or market. Prior to sale, hedges are removed from specific barrels of inventory, and the then unhedged inventory is sold and accounted for on a first-in, first-out basis. In addition, the Partnership has convenience store inventory and RIN inventory which are carried at the lower of historical cost or market. Inventory held at locations in Oregon and North Dakota was nominal at December 31, 2013 and is carried at the lower of cost or market.

        Inventories consisted of the following at December 31 (in thousands):

	2013	2012
Distillates: home heating oil, diesel and kerosene	$272,760	$235,029
Gasoline	96,539	144,269
Gasoline blendstocks	54,076	119,932
Renewable identification numbers (RINs)	3,186	19,384
Crude oil	87,022	80,273
Residual oil	48,793	29,150
Propane and other	3,443	—
Convenience store inventory	6,987	6,630

Total	$572,806	$634,667

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

        In addition to its own inventory, the Partnership has exchange agreements for petroleum products with unrelated third-party suppliers, whereby it may draw inventory from these other suppliers (see Revenue Recognition) and suppliers may draw inventory from the Partnership. Positive exchange balances are accounted for as accounts receivable and amounted to $48.2 million and $120.9 million at December 31, 2013 and December 31, 2012, respectively. Negative exchange balances are accounted for as accounts payable and amounted to $46.7 million and $139.5 million at December 31, 2013 and December 31, 2012, respectively. Exchange transactions are valued using current carrying costs.

Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation. Expenditures for routine maintenance, repairs and renewals are charged to expense as incurred, and major improvements are capitalized. Depreciation is charged to cost of sales and selling, general and administrative expenses over the estimated useful lives of the applicable assets, using straight-line methods, and accelerated methods are used for income tax purposes. When applicable, the Partnership capitalizes interest on qualified long-term projects and depreciates it over the life of the related asset. The estimated useful lives are as follows:

Buildings, docks, terminal facilities and improvements	5 - 25 years
Gasoline stations	25 years
Gasoline station equipment	7 years
Fixtures, equipment and capitalized internal use software	3 - 7 years

        The Partnership capitalizes certain costs, including internal payroll and external direct project costs incurred in connection with developing or obtaining software designated for internal use. These costs are included in property and equipment and are amortized over the estimated useful lives of the related software.

Intangibles

        Intangibles are carried at cost less accumulated amortization. For assets with determinable useful lives, amortization is computed over the estimated economic useful lives of the respective intangible assets, ranging from 2 to 20 years.

Impairment Long-Lived Assets

        The Partnership's long-lived assets include property and equipment and intangible assets. Accounting and reporting guidance for long-lived assets requires that a long-lived asset (group) be reviewed for impairment only when events or changes in circumstances indicate that the carrying amount might not be recoverable. Accordingly, the Partnership evaluates for impairment whenever indicators of impairment are identified. If indicators of impairment are present, the Partnership assesses impairment by comparing the undiscounted projected future cash flows from the long-lived assets to their carrying value. If the undiscounted cash flows are less than the carrying value, the long-lived assets will be reduced to their fair value. There were no impairment charges required in 2013, 2012 and 2011.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

Goodwill

        Goodwill represents the future economic benefits arising from assets acquired in a business combination that are not individually identified and separately recognized. The Partnership has concluded that its operating segments are also its reporting units. A portion of the Partnership's goodwill is allocated to the Wholesale reporting unit, and a portion of the goodwill is allocated to the Gasoline Distribution and Station Operations ("GDSO") reporting unit.

        Goodwill is tested for impairment annually as of October 1 or when events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. The impairment test first includes a qualitative assessment in order to conclude if it is more likely than not that the reporting unit's fair value exceeds its carrying value. Factors considered in the qualitative analysis include changes in the business and industry, as well as macro-economic conditions, that would influence the fair value of the reporting unit as well as changes in the carrying values of the reporting unit. If necessary, the Partnership will then complete a two-step quantitative assessment.

        Factors included in the quantitative assessment include both macro-economic conditions and industry specific conditions. For the quantitative assessment, the reporting unit's fair value is estimated using a weighted average of a discounted cash flow approach and a market comparables approach. In the quantitative assessment, the Partnership compares the fair value of the reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value, goodwill is not impaired and no further testing is required. If the carrying value exceeds the fair value, then the second step must be performed to determine the implied fair value of the reporting unit. If the carrying value exceeds the implied fair value then the Partnership would record an impairment loss equal to the difference. During 2013, the Partnership completed a qualitative assessment for the GDSO reporting unit and no impairment was required. A quantitative assessment was most recently completed in 2012 for this reporting unit. The goodwill allocated to the Wholesale reporting unit was acquired in 2013. Thus, the Partnership elected to complete a step one quantitative assessment for this reporting unit and no such impairment was identified.

Environmental and Other Liabilities

        The Partnership accrues for all direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Costs accrued are estimated based upon an analysis of potential results, assuming a combination of litigation and settlement strategies and outcomes.

        Estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Loss accruals are adjusted as further information becomes available or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

        Recoveries of environmental remediation costs from other parties are recognized as assets when all related contingencies are resolved, generally upon cash receipt.

        The Partnership is subject to other contingencies, including legal proceedings and claims arising out of its businesses that cover a wide range of matters, including, among others, environmental matters and contract and employment claims. Environmental and other legal proceedings may also

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

include matters with respect to businesses previously owned. Further, due to the lack of adequate information and the potential impact of present regulations and any future regulations, there are certain circumstances in which no range of potential exposure may be reasonably estimated. See Notes 9 and 20.

Asset Retirement Obligations

        The Partnership is required to account for the legal obligations associated with the long-lived assets that result from the acquisition, construction, development or operation of long-lived assets. Such asset retirement obligations specifically pertain to the treatment of underground gasoline storage tanks ("USTs") that exist in those U.S. states which statutorily require removal of the USTs at a certain point in time. Specifically, the Partnership's retirement obligations consist of the estimated costs of removal and disposals of USTs in specific states. The fair value of a liability for an asset retirement obligation is recognized in the year in which it is incurred. The associated asset retirement costs are capitalized as part of the carrying cost of the asset. In certain states, the Partnership has the ability to request reimbursement for UST removal costs from state tank funds. Recoveries for UST costs from these state tank funds are recorded as income in the period received. The Partnership recorded approximately $2.1 million and $1.7 million in total asset retirement obligations which are included in other long-term liabilities in the accompanying balance sheets at December 31, 2013 and 2012, respectively.

Leases

        The Partnership leases office space, computer and other equipment and railcars through various lease arrangements with various expiration dates. The Partnership is a party to terminal and throughput lease arrangements with certain counterparties at various unrelated terminals. The Partnership is also a party to lease agreements with the Port of St. Helens for land and for access rights to a rail spur located at the Partnership's Oregon facility. The leases assumed in the acquisition were determined to be at market value and, therefore, did not result in an asset or liability recorded in purchase accounting. In addition, the Partnership leases gasoline stations, primarily land and buildings, under operating leases with various expiration dates.

        The Partnership also leases gasoline stations and certain equipment to gasoline station operators under operating leases with various expiration dates.

        Accounting and reporting guidance for leases requires that leases be evaluated and classified as operating or capital leases for financial reporting purposes. The lease term used for lease evaluation includes option periods only in instances in which the exercise of the option period can be reasonably assured and failure to exercise such options would result in an economic penalty. Lease rental expense is recognized on a straight-line basis over the term of the lease.

Revenue Recognition

        Sales relate primarily to the sale of refined petroleum products, renewable fuels, crude oil, natural gas and propane and are recognized along with the related receivable upon delivery, net of applicable provisions for discounts and allowances. The Partnership may also provide for shipping costs at the time of sale, which are included in cost of sales. In addition, the Partnership generates revenue from its logistics activities when it engages in the storage, transloading and shipment of products owned by others. Revenue for logistics services is recognized as services are provided. The amounts recorded for

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

bad debts are generally based upon a specific analysis of aged accounts while also factoring in any new business conditions that might impact the historical analysis, such as market conditions and bankruptcies of particular customers. Bad debt provisions are included in selling, general and administrative expenses. The Partnership also recognizes convenience store sales of gasoline, grocery and other merchandise and commissions on lottery at the time of the sale to the customer. Gasoline station rental income is recognized on a straight-line basis over the term of the lease.

        Revenue is not recognized on exchange agreements, which are entered into primarily to acquire various refined petroleum products, renewable fuels and crude oil of a desired quality or to reduce transportation costs by taking delivery of products closer to the Partnership's end markets. Any net differential for exchange agreements is to be recorded as a nonmonetary adjustment of inventory costs.

        The Partnership collects trustee taxes, which consist of various pass through taxes collected from customers on behalf of taxing authorities, and remits such taxes directly to those taxing authorities. As such, it is the Partnership's policy to exclude trustee taxes from revenues and cost of sales and account for them as current liabilities.

Income Taxes

        Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships are, as a general rule, taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists under Section 7704(c) with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, storage and marketing of refined petroleum products and crude oil to resellers and refiners. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income.

        Substantially all of the Partnership's income is "qualifying income" for federal income tax purposes and, therefore, is not subject to federal income taxes at the partnership level. Accordingly, no provision has been made for income taxes on the qualifying income in the Partnership's financial statements. Net income for financial statement purposes may differ significantly from taxable income reportable to unitholders as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under the Partnership's agreement of limited partnership. Individual unitholders have different investment basis depending upon the timing and price at which they acquired their common units. Further, each unitholder's tax accounting, which is partially dependent upon the unitholder's tax position, differs from the accounting followed in the Partnership's consolidated financial statements. Accordingly, the aggregate difference in the basis of the Partnership's net assets for financial and tax reporting purposes cannot be readily determined because information regarding each unitholder's tax attributes in the Partnership is not available to the Partnership.

        One of the Partnership's wholly owned subsidiaries, GMG, is a taxable entity for federal and state income tax purposes. Current and deferred income taxes are recognized on the separate earnings of GMG for the years ended December 31, 2013, 2012 and 2011. The after-tax earnings of GMG are included in the earnings of the Partnership. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes for GMG. Deferred tax assets and liabilities

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Partnership calculates its current and deferred tax provision based on estimates and assumptions that could differ from actual results reflected in income tax returns filed in subsequent years. Adjustments based on filed returns are recorded when identified. See Note 5.

        The Partnership recognizes deferred tax assets to the extent that the recoverability of these assets satisfies the "more likely than not" recognition criteria in accordance with accounting guidance regarding income taxes. Based upon projections of future taxable income, the Partnership believes that the recorded deferred tax assets will be realized.

Foreign Currency Transactions

        Gains/(losses) realized from transactions denominated in foreign currencies are included in cost of sales in the consolidated statement of income and totaled $(162,000) and $145,000 for the years ended December 31, 2013 and 2012, respectively. No gains or losses were recognized for the year ended December 31, 2011.

Concentration of Risk

        Financial instruments that potentially subject the Partnership to concentration of credit risk consist primarily of cash, cash equivalents, accounts receivable, firm commitments and, under certain circumstances, futures contracts, forward fixed price contracts, options and swap agreements, all of which may be used to hedge commodity and interest rate risks. The Partnership invests excess cash primarily in investment-grade securities and, by policy, limits the amount of credit exposure to any one financial institution. The Partnership provides credit in the normal course of its business. The Partnership performs ongoing credit evaluations of its customers and provides for credit losses based on specific information and historical trends. Credit risk on trade receivables is minimized as a result of the Partnership's large customer base. Losses have historically been within management's expectations. See Note 4 for a discussion regarding risk of credit loss related to futures contracts, forward fixed price contracts, options and swap agreements. The Partnership's wholesale and commercial customers of refined petroleum products, renewable fuels, crude oil, natural gas and propane are primarily located in the Northeast. The Partnership's retail gasoline stations are located in Massachusetts, Connecticut, New Hampshire, Rhode Island, New Jersey, New York, Pennsylvania, Maine and Vermont.

        Due to the nature of the Partnership's business and its reliance, in part, on consumer travel and spending patterns, the Partnership may experience more demand for gasoline and gasoline blendstocks during the late spring and summer months than during the fall and winter. Travel and recreational activities are typically higher in these months in the geographic areas in which the Partnership operates, increasing the demand for gasoline and gasoline blendstocks that the Partnership distributes. Therefore, the Partnership's volumes in gasoline and gasoline blendstocks are typically higher in the second and third quarters of the calendar year. As demand for some of the Partnership's refined petroleum products, specifically home heating oil and residual oil for space heating purposes, is generally greater during the winter months, heating oil and residual oil sales are generally higher during the first and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

fourth quarters of the calendar year. These factors may result in significant fluctuations in the Partnership's quarterly operating results.

        The following table presents the Partnership's product sales and logistics revenue as a percentage of total revenues for the years ended December 31:

	2013	2012	2011
Gasoline sales: gasoline and gasoline blendstocks such as ethanol and naphtha	58%	68%	68%
Crude oil sales and logistics revenue	18%	7%	*
Distillates (home heating oil, diesel and kerosene), residual oil, natural gas and propane sales	24%	25%	32%

Total	100%	100%	100%

*
Less than 1/2%

        The Partnership is dependent on a number of suppliers of fuel-related products, both domestically and internationally. The Partnership is dependent on the suppliers being able to source product on a timely basis and at favorable pricing terms. The loss of certain principal suppliers or a significant reduction in product availability from principal suppliers could have a material adverse effect on the Partnership, at least in the near term. The Partnership believes that its relationships with its suppliers are satisfactory and that the loss of any principal supplier could be replaced by new or existing suppliers.

Derivative Financial Instruments

        Accounting and reporting guidance for derivative instruments and hedging activities requires that an entity recognize derivatives as either assets or liabilities on the balance sheet and measure the instruments at fair value. Changes in the fair value of the derivative are to be recognized currently in earnings, unless specific hedge accounting criteria are met. The Partnership principally uses derivative instruments to hedge the commodity risk associated with its inventory and product purchases and sales and to hedge variable interest rates associated with the Partnership's credit facilities.

  Fair Value Hedges

        The Partnership enters into futures contracts in the normal course of business to reduce the risk of loss of inventory value, which could result from fluctuations in market prices. These futures contracts are designated as fair value hedges against the inventory with specific futures contracts matched to specific barrels of inventory. As a result of the Partnership's hedge designation on these transactions, the futures contracts are recorded on the Partnership's consolidated balance sheet and marked to market through the use of independent markets based on the prevailing market prices of such instruments at the date of valuation. Likewise, the underlying inventory being hedged is also marked to market. Changes in the fair value of the futures contracts, as well as the change in the fair value of the hedged inventory, are recognized in the consolidated statement of income through cost of sales. These futures contracts are settled on a daily basis by the Partnership through brokerage margin accounts.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

  Cash Flow Hedges

        The Partnership utilizes various interest rate derivative instruments to hedge variable interest rate on its debt. These derivative instruments are designated as cash flow hedges of the underlying debt. To the extent such hedges are effective, the changes in the fair value of the derivative instrument are reported as a component of other comprehensive income (loss) and reclassified into interest expense or interest income in the same period during which the hedged transaction affects earnings.

        In September 2008, the Partnership executed a zero premium interest rate collar with a major financial institution. The collar, which became effective on October 2, 2008 and expired on October 2, 2013, was used to hedge the variability in cash flows in monthly interest payments made on $100.0 million of one-month LIBOR-based borrowings on the credit facility (and subsequent refinancings thereof) due to changes in the one-month LIBOR rate.

        In October 2009, the Partnership executed an interest rate swap with a major financial institution. The swap, which became effective on May 16, 2011 and expires on May 16, 2016, is used to hedge the variability in interest payments due to changes in the one-month LIBOR swap curve with respect to $100.0 million of one-month LIBOR-based borrowings on the credit facility at a fixed rate of 3.93%.

        In April 2011, the Partnership executed an interest rate cap with a major financial institution. The rate cap, which became effective on April 13, 2011 and expires on April 13, 2016, is used to hedge the variability in interest payments due to changes in the one-month LIBOR rate above 5.5% with respect to $100.0 million of one-month LIBOR-based borrowings on the credit facility.

        In September 2013, the Partnership executed an interest rate swap with a major financial institution. The swap, which became effective on October 2, 2013 and expires on October 2, 2018, is used to hedge the variability in cash flows in monthly interest payments due to changes in the one-month LIBOR swap curve with respect to $100.0 million of one-month LIBOR-based borrowings on the credit facility at a fixed rate of 1.819%. This swap essentially replaced the interest rate collar that expired on October 2, 2013.

  Other Derivative Activity

        The Partnership uses futures contracts, and occasionally swap agreements, to hedge its commodity exposure under forward fixed price purchase and sale commitments on its products. These derivatives are not designated by the Partnership as either fair value hedges or cash flow hedges. Rather, the forward fixed price purchase and sales commitments, which meet the definition of a derivative, are reflected in the Partnership's consolidated balance sheet. The related futures contracts (and swaps, if applicable) are also reflected in the Partnership's consolidated balance sheet, thereby creating an economic hedge. Changes in the fair value of the futures contracts (and swaps, if applicable), as well as offsetting gains or losses due to the change in the fair value of forward fixed price purchase and sale commitments, are recognized in the consolidated statement of income through cost of sales. These futures contracts are settled on a daily basis by the Partnership through brokerage margin accounts.

        While the Partnership seeks to maintain a position that is substantially balanced within its product purchase activities, it may experience net unbalanced positions for short periods of time as a result of variances in daily sales and transportation and delivery schedules as well as other logistical issues inherent in the business, such as weather conditions. In connection with managing these positions, maintaining a constant presence in the marketplace, and managing the futures market outlook for

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

future anticipated inventories, which are necessary for its business, the Partnership engages in a controlled trading program for up to an aggregate of 250,000 barrels of products at any one point in time. Any derivatives not involved in a direct hedging activity are marked to market and recognized in the consolidated statement of income through cost of sales.

        The Partnership also markets and sells natural gas by entering into forward purchase commitments for natural gas when it enters into arrangements for the forward sale commitment of product for physical delivery to third-party users. The Partnership reflects the fair value of forward fixed purchase and sales commitments in its consolidated balance sheet. Changes in the fair value of the forward fixed price purchase and sale commitments are recognized in the consolidated statement of income through cost of sales.

        During the years ended December 31, 2013 and 2012, the Partnership entered into forward currency contracts to hedge certain foreign denominated (Canadian) product purchases. These forward contracts are not designated and are reflected in the consolidated balance sheets. Changes in the fair values of these forward currency contracts are reflected in cost of sales.

Net Income Per Limited Partner Unit

        Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the common and subordinated unitholders, or limited partners' interest, and to the General Partner's general partner interest. On February 16, 2011, all subordinated units converted to common units.

        At December 31, 2013 and 2012, common units outstanding as reported in the accompanying consolidated financial statements excluded 169,816 and 119,915 common units, respectively, held on behalf of the Partnership pursuant to its repurchase program (see Note 12). These units are not deemed outstanding for purposes of calculating net income per limited partner unit (basic and diluted).

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

        The following table provides a reconciliation of net income and the assumed allocation of net income to the limited partners' interest for purposes of computing net income per limited partner unit (in thousands, except per unit data):

	Year Ended December 31, 2013
	Total	Limited Partner Interest	General Partner Interest	IDRs
Numerator:
Net income attributable to Global Partners LP(1)	$42,615	$39,094	$3,521	$—

Declared distribution	$69,070	$65,356	$547	$3,167
Assumed allocation of undistributed net income	(26,455)	(26,262)	(193)	—

Assumed allocation of net income	$42,615	$39,094	$354	$3,167

Denominator:
Basic weighted average limited partner units outstanding		27,329
Dilutive effect of phantom units		231

Diluted weighted average limited partner units outstanding		27,560
Basic net income per limited partner unit		$1.43

Diluted net income per limited partner unit		$1.42

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

	Year Ended December 31, 2012
	Total	Limited Partner Interest	General Partner Interest	IDRs
Numerator:
Net income attributable to Global Partners LP(1)	$46,743	$45,531	$1,212	$—

Declared distribution	$60,132	$58,360	$489	$1,283
Adjustment to distribution in connection with the Alliance acquisition(2)	(1,929)	(1,929)	—	—

Adjusted declared distribution	58,203	56,431	489	1,283
Assumed allocation of undistributed net income	(11,460)	(10,900)	(560)	—

Assumed allocation of net income	$46,743	$45,531	$(71)	$1,283

Denominator:
Basic weighted average limited partner units outstanding		26,393
Dilutive effect of phantom units		174

Diluted weighted average limited partner units outstanding		26,567
Basic net income per limited partner unit		$1.73

Diluted net income per limited partner unit		$1.71

	Year Ended December 31, 2011
	Total	Limited Partner Interest	General Partner Interest	IDRs
Numerator:
Net income attributable to Global Partners LP(3)	$19,352	$18,668	$684	$—

Declared distribution	$44,112	$43,160	$464	$488
Assumed allocation of undistributed net income	(24,760)	(24,492)	(268)	—

Assumed allocation of net income	$19,352	$18,668	$196	$488

Denominator:
Basic weighted average limited partner units outstanding		21,280
Dilutive effect of phantom units		194

Diluted weighted average limited partner units outstanding		21,474
Basic net income per limited partner unit		$0.88

Diluted net income per limited partner unit		$0.87

(1)
Calculation includes the effect of the March 1, 2012 issuance of 5,850,000 common units in connection with the acquisition of Alliance (see Note 3). As a result, the general

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

  partner interest was 0.83% and, based on a weighted average, 0.86% for the years ended December 31, 2013 and 2012, respectively.

(2)
In connection with the acquisition of Alliance on March 1, 2012 and the issuance of 5,850,000 common units, the Contribution Agreement provided that any declared distribution for the first quarter of 2012 reflect the seller's actual period of ownership during that quarter. The payment by the seller of $1.9 million reflects the timing of the transaction (March 1), the seller's 31 days of actual unit ownership in the 91 days of the quarter and the net receipt by seller ($1.0 million) of a pro-rated portion of the quarterly cash distribution of $0.50 per unit paid on the issued 5,850,000 common units.

(3)
Calculation includes the effect of the Partnership's November 2010 and February 2011 public offerings. As a result, the general partner interest was, based on a weighted average, 1.09% for year ended December 31, 2011.

        On April 24, 2013, the board of directors of the General Partner declared a quarterly cash distribution of $0.5825 per unit for the period from January 1, 2013 through March 31, 2013. On July 23, 2013, the board of directors of the General Partner declared a quarterly cash distribution of $0.5875 per unit for the period from April 1, 2013 through June 30, 2013. On October 23, 2013, the board of directors of the General Partner declared a quarterly cash distribution of $0.60 per unit for the period from July 1, 2013 through September 30, 2013. These declared cash distributions resulted in incentive distributions to the General Partner, as the holder of the IDRs, and enabled the Partnership to exceed its second target level distribution with respect to such IDRs. On January 22, 2014, the board of directors of the General Partner declared a quarterly cash distribution of $0.6125 per unit for the period from October 1, 2013 through December 31, 2013. This declared cash distribution resulted in incentive distributions to the General Partner, as the holder of the IDRs, and enabled the Partnership to exceed its second target level distribution with respect to such IDRs. See Note 14, "Partners' Equity, Allocations and Cash Distributions" for further information.

Accounting Standards or Updates Recently Adopted

        In February 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2013-02, "Other Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income." Under this standard, an entity is required to provide information about the amounts reclassified out of Accumulated Other Comprehensive Income ("AOCI") by component. In addition, an entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be classified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. This standard does not change the current requirements for reporting net income or other comprehensive income in the financial statements. The Partnership adopted this guidance on January 1, 2013 which did not have a material impact on the Partnership's financial position, results of operations or cash flows.

        In January 2013, the FASB issued ASU No. 2013-01, "Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities." This standard provides additional guidance on the scope of disclosures about offsetting assets and liabilities. The additional guidance

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

provides that only recognized derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and lending transactions would be subject to disclosure requirements. The Partnership adopted this guidance on January 1, 2013 which did not have a material impact on the Partnership's financial position, results of operations or cash flows.

Accounting Standards or Updates Not Yet Effective

        In July 2013, the FASB issued ASU No. 2013-11, "Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exist." ASU 2013-11 amends the presentation requirements of ASC 740, "Income Taxes," and requires an unrecognized tax benefit to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, similar tax loss, or a tax credit carryforward. To the extent the tax benefit is not available at the reporting date under the governing tax law or if the entity does not intend to use the deferred tax asset for such purpose, the unrecognized tax benefit should be presented as a liability and not combined with deferred tax assets. The ASU is effective for annual periods, and interim periods within those years, beginning after December 15, 2013, which is the Partnership's fiscal 2014. The amendments are to be applied to all unrecognized tax benefits that exist as of the effective date and may be applied retrospectively to each prior reporting period presented. The Partnership is currently evaluating the impact of the adoption of ASU 2013-11 on its consolidated financial statements. The Partnership does not expect the adoption of this standard to have any impact on its consolidated financial statements, as the Partnership's current practice is consistent with this standard.

        The Partnership has evaluated the accounting guidance recently issued and has determined that there are no other standards or updates will not have a material impact on its financial position, results of operations or cash flows.

Note 3. Business Combinations

2013 Acquisitions

        Basin Transload LLC—On February 1, 2013, the Partnership acquired a 60% membership interest in Basin Transload, which operates two transloading facilities in Columbus and Beulah, North Dakota for crude oil and other products, with a combined rail loading capacity of 160,000 barrels per day. The purchase price, including expenditures related to certain capital expansion projects, was approximately $91.1 million which the Partnership financed with borrowings under its credit facility.

        The acquisition was accounted for using the purchase method of accounting in accordance with the FASB's guidance regarding business combinations. The Partnership's financial statements include the results of operations of its membership interest in Basin Transload subsequent to the acquisition date.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Business Combinations (Continued)

        The following table presents the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Assets purchased:
Accounts receivable	$2,003
Prepaid expenses	68
Property and equipment	29,112
Intangibles	26,162

Total identifiable assets purchased	57,345
Liabilities assumed:
Accounts payable	(1,326)

Total liabilities assumed	(1,326)

Net identifiable assets acquired	56,019
Noncontrolling interest	(51,000)
Goodwill	86,064

Net assets acquired	$91,083

        The Partnership engaged a third-party valuation firm to assist in the valuation of the Partnership's interest in Basin Transload's property and equipment, intangible assets and noncontrolling interest. The Partnership's third-party valuation firm primarily used the replacement cost methodology to value property and equipment, adjusted for depreciation associated with the age and estimated condition of the assets. The income approach was used to value the intangible assets, which consist principally of customer relationships.

        The fair value of the noncontrolling interest was developed by a third-party valuation firm based on the fair value of the acquired business as a whole, reduced by the consideration paid to obtain control. This fair value of the business was estimated based on the fair value of Basin Transload's net assets and applying a reasonable control premium. The fair values of the remaining Basin Transload assets and liabilities noted above approximate their carrying values at February 1, 2013.

        The purchase price for the acquisition was allocated to assets acquired and liabilities assumed based on their estimated fair values. The Partnership then allocated the purchase price in excess of net tangible assets acquired to identifiable intangible assets, based upon a valuation from the Partnership's third-party valuation firm. Any excess purchase price over the fair value of the net tangible and intangible assets acquired was allocated to goodwill and assigned to the Wholesale reporting unit. The goodwill recognized is attributed to the unique origin of the acquired locations through which the Partnership's customers can efficiently supply cost-competitive crude oil to destinations on the East and West Coasts. The goodwill also reflects synergies expected to be realized from Basin Transload's logistics services, and those services can benefit the Partnership's existing customers. The goodwill is deductible for income tax purposes.

        As part of the purchase price allocation, identifiable intangible assets include customer relationships that are being amortized over two years which is consistent with the contractual period of the existing customers. Amortization expense amounted to $12.0 million for the year ended

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Business Combinations (Continued)

December 31, 2013. The following table presents the estimated remaining amortization expense for intangible assets acquired in connection with the acquisition (in thousands):

2014	$11,200
2015	2,690

Total	$13,890

        Cascade Kelly Holdings LLC—On February 15, 2013, the Partnership acquired 100% of the membership interests in Cascade Kelly, which owns a West Coast crude oil and ethanol facility near Portland, Oregon. The total cash purchase price was approximately $94.2 million which the Partnership funded with borrowings under its credit facility and with proceeds from the issuance of the Partnership's unsecured 8.00% senior notes due 2018 (see Note 8). Cascade Kelly's assets include a rail transloading facility serviced by the Burlington Northern Santa Fe Railway, 200,000 barrels of storage capacity, a deepwater marine terminal with access to a 1,200-foot leased dock and the largest ethanol plant on the West Coast. Situated along the Columbia River in Clatskanie, Oregon, the site is located on land leased under a long-term agreement from the Port of St. Helens.

        The acquisition was accounted for using the purchase method of accounting in accordance with the FASB's guidance regarding business combinations. The Partnership's financial statements include the results of operations of Cascade Kelly subsequent to the acquisition date.

        The following table presents the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Assets purchased:
Accounts receivable	$296
Inventory	131
Prepaid expenses	96
Property and equipment	60,903

Total identifiable assets purchased	61,426
Liabilities assumed:
Accounts payable	(1,428)
Other current liabilities	(1,507)

Total liabilities assumed	(2,935)

Net identifiable assets acquired	58,491
Goodwill	35,688

Net assets acquired	$94,179

        The Partnership engaged a third-party valuation firm to assist in the valuation of Cascade Kelly's property and equipment related to the transloading assets. The Partnership's third-party valuation firm primarily used the replacement cost methodology to value property and equipment. The level of physical depreciation and other forms of depreciation was then quantified and deducted from the replacement cost to arrive at the fair value of the assets.

        In regard to the ethanol plant, due to the nature of the assets acquired which are currently idle, the Partnership's third-party valuation firm provided fair value assessments using various valuation

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Business Combinations (Continued)

assumptions including the asset liquidation value, fair market value based on comparable sale transactions and the cost to replace the assets in their current physical state. In determining the fair value of the ethanol plant, management applied a weighting to each of the resulting valuations provided by the third-party valuation firm. Measurement period adjustments recorded in the fourth quarter include a $35.7 million reduction in the fair value of the ethanol plant as a result of the finalization of the third-party valuation.

        The Partnership intends to make the capital improvements necessary to place the ethanol plant into service and expects the plant to be operational by 2016; therefore, as of December 31, 2013, the fair value of the ethanol plant is included in construction in process. After the plant has been successfully placed into service, depreciation will commence.

        The leases assumed in the acquisition were determined to be at market value and, therefore, did not result in an asset or liability recorded in purchase accounting. The fair values of the remaining Cascade Kelly assets and liabilities noted above approximate their carrying values at February 15, 2013.

        The purchase price for the acquisition was allocated to assets acquired and liabilities assumed based on their estimated fair values. The Partnership then allocated the purchase price in excess of net tangible assets acquired to identifiable intangible assets, if any, based upon on a valuation from the Partnership's third-party valuation firm. Any excess purchase price over the fair value of the net tangible and intangible assets acquired was allocated to goodwill and assigned to the Wholesale reporting unit. The goodwill recognized is primarily attributed to the crude oil facility and the ethanol plant, which will strategically enhance the Partnership's network of origin to destination assets and extend the Partnership's virtual pipeline to the West Coast. The goodwill also reflects the synergies expected to be realized from Cascade Kelly's logistics services, and those services will benefit the Partnership's existing customers. The goodwill is deductible for income tax purposes.

2012 Acquisitions

        Alliance Energy LLC—On March 1, 2012, pursuant to a Contribution Agreement between the Partnership and AE Holdings (the "Contribution Agreement"), the Partnership acquired from AE Holdings 100% of the outstanding membership interests in Alliance, a gasoline distributor and operator of gasoline stations and convenience stores. The aggregate purchase price of the acquisition was approximately $312.4 million, consisting of both cash and non-cash components. Alliance was an affiliate of the Partnership as Alliance was owned by AE Holdings which, on March 1, 2012, was 95% owned by members of the Slifka family. Both the Partnership and Alliance shared certain common directors.

        The acquisition was accounted for using the purchase method of accounting in accordance with the FASB's guidance regarding business combinations. The Partnership's financial statements include the results of operations of Alliance subsequent to the acquisition date.

        The purchase price includes cash consideration of $181.9 million which was funded by the Partnership through additional borrowings under its revolving credit facility. The consideration also includes the issuance of 5,850,000 common units representing limited partner interests in the Partnership which had a fair value of $22.31 per unit on March 1, 2012, resulting in equity consideration of $130.5 million.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Business Combinations (Continued)

        The purchase price for the acquisition was allocated to assets acquired and liabilities assumed based on their estimated fair values with the exception of environmental liabilities which were recorded on an undiscounted basis (see Note 9). The Partnership then allocated the purchase price in excess of net tangible assets acquired to identifiable intangible assets, based upon a valuation from an independent third party. Any excess purchase price over the fair value of the net tangible and intangible assets acquired was allocated to goodwill and assigned to the Gasoline Distribution and Station Operations reporting unit.

        Mutual Oil—On December 12, 2012, the Partnership acquired six New England gasoline stations from Massachusetts based Mutual Oil Company ("Mutual Oil") for cash consideration of approximately $6.9 million. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of the acquisition. The excess of cash consideration over the fair value of the net assets acquired of $5.7 million was allocated to goodwill, or $1.2 million. The acquisition was accounted for as a business combination. The acquisition, including the results of operations from December 12, 2012 to December 31, 2012, was not significant to the Partnership.

Supplemental Pro Forma Information

        Revenues and net income included in the Partnership's consolidated operating results for Basin Transload from January 1, 2013 to February 1, 2013, the acquisition date, and for Cascade Kelly from January 1, 2013 to February 15, 2013, the acquisition date, were immaterial. Accordingly, the supplemental pro-forma information for the year ended December 31, 2013 is consistent with the amounts reported in the accompanying statement of income for the year ended December 31, 2013.

        The following unaudited pro forma information presents the consolidated results of operations of the Partnership as if the acquisitions of Basin Transload, Cascade Kelly and Alliance occurred at the beginning of each period presented, with pro forma adjustments to give effect to intercompany sales and certain other adjustments (in thousands, except per unit data):

	2012	2011
Sales	$17,875,503	$16,426,250
Net income	$14,666	$9,205
Net income per limited partner unit, basic and diluted	$0.48	$0.32

        The Partnership's 60% interest in Basin Transload's sales and net loss included in the Partnership's consolidated operating results from February 1, 2013, the acquisition date, through the year ended December 31, 2013 were $8.7 million and $2.3 million, respectively. Cascade Kelly's sales and net loss included in the Partnership's consolidated operating results from February 15, 2013, the acquisition date, through the year ended December 31, 2013 were $11.0 million and $0.2 million, respectively.

        The pro forma net income of the Partnership for the year ended December 31, 2012 does not reflect the impact of a $4.7 million Alliance receivable that the Partnership deemed to have a fair value of $0 at the acquisition date. Alliance's revenues and net income included in the Partnership's consolidated operating results from March 1, 2012, the acquisition date, through the year ended December 31, 2012 were $1.8 billion and $26.4 million, respectively.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Derivative Financial Instruments

        The following table presents the volume of activity related to the Partnership's derivative financial instruments at December 31, 2013:

	Units(1)	Unit of Measure
Futures Contracts
Long	13,411	Thousands of barrels
Short	(16,562)	Thousands of barrels
Natural Gas Contracts
Long	6,958	Thousands of decatherms
Short	(6,958)	Thousands of decatherms
Interest Rate Swaps	$200.0	Millions of U.S. dollars
Interest Rate Cap	$100.0	Millions of U.S. dollars
Foreign Currency Derivatives
Open Forward Exchange Contracts(2)	$21.9	Millions of Canadian dollars
	$20.6	Millions of U.S. dollars

(1)
Number of open positions and gross notional amounts do not quantify risk or represent assets or liabilities of the Partnership, but are used in the calculation of daily cash settlements under the contracts.

(2)
All-in forward rate Canadian dollars ("CAD") $1.0632 to USD $1.00.

  Fair Value Hedges

        The Partnership's futures contracts are settled daily; therefore, there was no corresponding asset or liability on the Partnership's consolidated balance sheet related to these contracts at December 31, 2013 and 2012. These contracts remain open until their contract end date. The daily settlement of these futures contracts is accomplished through the use of brokerage margin deposit accounts.

        The following table presents the hedge ineffectiveness from derivatives involved in fair value hedging relationships recognized in the Partnership's consolidated statements of income for the years ended December 31 (in thousands):

		Amount of Gain (Loss) Recognized in Income on Derivatives
	Location of Gain (Loss) Recognized in Income on Derivatives
Derivatives in Fair Value Hedging Relationships		2013	2012	2011
Futures contracts	Cost of sales	$(18,231)	$(105,405)	$(77,855)

		Amount of Gain (Loss) Recognized in Income on Hedged Items
	Location of Gain (Loss) Recognized in Income on Hedged Items
Hedged Items in Fair Value Hedged Relationships		2013	2012	2011
Inventories	Cost of sales	$17,949	$105,664	$78,166

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Derivative Financial Instruments (Continued)

  Cash Flow Hedges

        The following table presents the fair value of the Partnership's derivative instruments involved in cash flow hedging relationships and their location in the Partnership's consolidated balance sheets at December 31 (in thousands):

Derivatives Designated as Hedging Instruments	Balance Sheet Location	2013 Fair Value	2012 Fair Value
Asset derivatives
Interest rate cap	Other assets	$25	$35
Liability derivatives
Interest rate collar	Other long-term liabilities	$—	$1,868
Interest rate swaps	Other long-term liabilities	9,462	11,534

Total liability derivatives		$9,462	$13,402

        The following table presents the amount of net gains and losses from derivatives involved in cash flow hedging relationships recognized in the Partnership's consolidated statements of income and partners' equity for the years ended December 31 (in thousands):

	Amount of Gain (Loss) Recognized in Other Comprehensive Income on Derivatives			Recognized in Income on Derivatives (Ineffectiveness Portion and Amount Excluded from Effectiveness Testing)
Derivatives in Cash Flow Hedging Relationship	2013	2012	2011	2013	2012	2011
Interest rate collar	$1,868	$1,949	$2,225	$—	$—	$—
Interest rate swaps	2,071	913	(5,151)	—	—	—
Interest rate cap	(9)	(271)	(1,113)	—	—	—

Total	$3,930	$2,591	$(4,039)	$—	$—	$—

        Ineffectiveness related to the interest rate collar and the interest rate swaps is recognized as interest expense and was immaterial for the years ended December 31, 2013, 2012 and 2011. The effective portion related to the interest rate collars that was originally reported in other comprehensive income and reclassified to earnings was $0, $2.5 million and $3.8 million for the years ended December 31, 2013, 2012 and 2011, respectively. None of the effective portion related to the interest rate cap that was originally reported in other comprehensive income was reclassified into earnings for the years ended December 31, 2013, 2012 and 2011.

  Other Derivative Activity

        Similar to the futures contracts used by the Partnership to hedge its inventory the Partnership uses future contracts to economically hedge forward purchase and sale contracts for which the Partnership does not take the normal purchase and sale exemption. Additionally, these futures contracts are settled daily and, accordingly, there was no corresponding asset or liability in the Partnership's consolidated balance sheets related to these contracts at December 31, 2013 and 2012. These contracts remain open until their contract end date. The daily settlement of these futures contracts is accomplished through the use of brokerage margin deposit accounts.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Derivative Financial Instruments (Continued)

        The following table summarizes the derivatives not designated by the Partnership as either fair value hedges or cash flow hedges and their respective fair values and location in the Partnership's consolidated balance sheets at December 31 (in thousands):

Summary of Other Derivatives	Item Pertains to	Balance Sheet Location	2013 Fair Value	2012 Fair Value
Asset Derivatives
Forward purchase commitments	Gasoline and Gasoline Blendstocks	(1)	$14,119	$131
	Distillates	(1)	2,232	—
	Residual Oil	(1)	34	285
	Crude Oil	(1)	13,693	15,127

Total forward purchase commitments			30,078	15,543
Forward sales commitments	Gasoline and Gasoline Blendstocks	(1)	1,486	30,928
	Distillates	(1)	797	—
	Residual Oil	(1)	655	—
	Crude Oil	(1)	383	—
	Natural Gas	(1)	12,608	1,591

Total forward sales commitments			15,929	32,519

Total forward fixed price contracts			46,007	48,062
Foreign currency forward contract	Foreign Denominated Sales	(2)	—	145

Total asset derivatives			$46,007	$48,207

Liability Derivatives
Forward purchase commitments	Gasoline and Gasoline Blendstocks	(3)	$3,625	$27,604
	Distillates	(3)	1,396	2,171
	Residual Oil	(3)	990	—
	Crude Oil	(3)	2,122	—
	Natural Gas	(3)	12,485	1,576

Total forward purchase commitments			20,618	31,351
Forward sales commitments	Gasoline and Gasoline Blendstocks	(3)	10,709	173
	Distillates	(3)	3,809	2,950
	Crude Oil	(3)	3,061	—

Total forward sales commitments			17,579	3,123

Total obligations on forward fixed price contracts			38,197	34,474
Foreign currency forward contract	Foreign Denominated Sales	(4)	16	—

Total liability derivatives			$38,213	$34,474

(1)
Fair value of forward fixed price contracts

(2)
Prepaid expenses and other current assets

(3)
Obligations on forward fixed price contracts

(4)
Accrued expenses and other current liabilities

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Derivative Financial Instruments (Continued)

        The following table presents the amount of gains and losses from derivatives not involved in a hedging relationship recognized in the Partnership's consolidated statements of income for the years ended December 31 (in thousands):

		Amount of Gain (Loss) Recognized in Income on Derivatives
	Location of Gain (Loss) Recognized in Income on Derivatives
Derivatives Not Designated as Hedging Instruments		2013	2012	2011
Product contracts	Cost of sales	$11,819	$17,164	$9,517
Foreign currency contracts	Cost of sales	(162)	145	—

Total		$11,657	$17,309	$9,517

  Credit Risk

        The Partnership's derivative financial instruments do not contain credit risk related to other contingent features that could cause accelerated payments when these financial instruments are in net liability positions.

        The Partnership is exposed to credit loss in the event of nonperformance by counterparties of forward purchase and sale commitments, futures contracts and swap agreements, but the Partnership has no current reason to expect any material nonperformance by any of these counterparties. Futures contracts, the primary derivative instrument utilized by the Partnership, are traded on regulated exchanges, greatly reducing potential credit risks. The Partnership utilizes primarily three clearing brokers, all major financial institutions, for all New York Mercantile Exchange ("NYMEX") and Chicago Mercantile Exchange ("CME") derivative transactions and the right of offset exists. Accordingly, the fair value of derivative instruments is presented on a net basis in the consolidated balance sheets. Exposure on forward purchase and sale commitments and swap agreements is limited to the amount of the recorded fair value as of the balance sheet dates.

Note 5. Income Taxes

        GMG, a wholly owned subsidiary of the Partnership, is a taxable entity for federal and state income tax purposes. Current and deferred income taxes are recognized on the separate earnings of GMG, and the after-tax earnings of GMG are included in the consolidated earnings of the Partnership.

        The following table presents a reconciliation of the difference between the statutory federal income tax rate and the effective income tax rate for the years ended December 31:

	2013	2012	2011
Federal statutory income tax rate	34.0%	34.0%	34.0%
State income tax rate, net of federal tax benefit	0.9%	7.8%	5.7%
Partnership income not subject to tax	(32.9)%	(38.6)%	(39.3)%

Effective income tax rate	2.0%	3.2%	0.4%

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Income Taxes (Continued)

        The following table presents the components of the provision for income taxes for the years ended December 31 (in thousands):

	2013	2012	2011
Current:
Federal	$(59)	$71	$—
State	542	289	68

Total current	483	360	68
Deferred:
Federal	442	940	67
State	(106)	277	(67)

Total deferred	336	1,217	—

Total	$819	$1,577	$68

        Significant components of current and long-term deferred taxes were as follows at December 31 (in thousands):

	2013		2012
	Current	Long-Term	Current	Long-Term
Deferred Income Tax Assets
Accounts receivable allowances	$329	$—	$296	$—
Environmental liability	—	4,792	—	4,958
Asset retirement obligation	—	646	—	660
Intangible assets	—	191	—	179
Capital lease	—	—	—	1,491
UNICAP	467	—	—	—
Other	24	—	9	—
Federal net operating loss carryforwards	—	9,810	—	5,625
State net operating loss carryforwards	—	1,537	—	1,107
Federal tax credit carryforward	—	115	—	174

Total deferred tax assets	$820	$17,091	$305	$14,194
Deferred Income Tax Liabilities
Property and equipment	$—	$(26,527)	$—	$(21,112)
Land	—	(4,353)	—	(6,020)

Total deferred tax liabilities	$—	$(30,880)	$—	$(27,132)

Net deferred tax assets (liabilities)	$820	$(13,789)	$305	$(12,938)

        At December 31, 2013, the Partnership had federal and state net operating loss carryforwards of approximately $28.9 million and $31.3 million, respectively, which will begin to expire in 2030 and 2015, respectively. Utilization of the net operating loss carryforwards may be subject to annual limitations due to the ownership percentage change limitations provided by the Internal Revenue Code Section 382 and similar state provisions. In the event of a deemed change in control under Internal Revenue Code

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Income Taxes (Continued)

Section 382, an annual limitation imposed on the utilization of net operating losses may result in the expiration of all or a portion of the net operating loss carryforwards.

        At December 31, 2013, the Partnership had $8.6 million of net deferred tax liabilities relating to property and equipment, net operating loss carryforwards, tax credit carryforwards and other temporary differences, which are available to reduce income taxes in future years. A valuation allowance must be established when it is "more likely than not" that all or a portion of deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including a company's performance, the market environment in which the company operates length of carryback and carryforward periods and projections of future operating results. The Partnership concluded, based on an evaluation of future operating results, that these assets are expected to be realized in a future period and, accordingly, no valuation allowance was required.

        At December 31, 2013, the Partnership also had a $4.3 million, deferred tax liability relating to land. Land is an asset with an indefinite useful life and would not ordinarily serve as a source of income for the realization of deferred tax assets. This deferred tax liability will not reverse until some indefinite future period when the asset is either sold or written down due to impairment. Such taxable temporary differences generally cannot be used as a source of taxable income to support the realization of deferred tax assets relating to reversing deductible temporary differences, including loss carryforwards with expiration periods.

        The Partnership recognizes deferred tax assets to the extent that the recoverability of these assets satisfy the "more likely than not" recognition criteria in accordance with the FASB's guidance regarding income taxes. Based upon its analysis, the Partnership has concluded it is more likely than not that it will have sufficient taxable income to utilize its deferred tax assets. Such future taxable income is derived from the reversal of existing taxable temporary differences.

        The following presents a reconciliation of the differences between income before income tax expense and income subject to income tax expense for the years ended December 31 (in thousands):

	2013	2012	2011
Income before income tax expense	$41,872	$48,320	$19,420
Non-taxable income	(41,640)	(44,056)	(18,817)

Income subject to income tax expense	$232	$4,264	$603

        The Partnership made approximately $0.3 million, $0.9 million and $6,000 in income tax payments during 2013, 2012 and 2011, respectively.

        GMG files income tax returns in the United States and various state jurisdictions. The Partnership is subject to income tax examinations by tax authorities for all years dated back to 2008.

        At December 31, 2013 and 2012, the Partnership had no unrecognized tax benefits recorded in the financial statements. The Partnership performed an evaluation of all material tax positions for the tax years that remain subject to examination by major tax jurisdictions as of December 31, 2013 (tax years ended December 31, 2013, 2012 and 2011). Tax positions that do not meet the more-likely-than-not recognition threshold at the financial statement date may not be recognized or continue to be recognized under the accounting guidance for income taxes. Based on such evaluation, the Partnership concluded that there were no significant uncertain tax positions requiring adjustment regarding

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Income Taxes (Continued)

recognition in its financial statements as of December 31, 2013. The Partnership does not expect any significant changes in unrecognized tax benefits in 2014. Where required, the Partnership recognizes interest and penalties for uncertain tax positions in selling, general and administrative expenses.

Note 6. Property and Equipment

        Property and equipment consisted of the following at December 31 (in thousands):

	2013	2012
Buildings and improvements	$601,900	$498,984
Land	287,044	289,903
Fixtures and equipment	19,890	14,554
Construction in process	59,277	17,809
Capitalized internal use software	5,847	5,847

Total property and equipment	973,958	827,097
Less accumulated depreciation	(170,322)	(114,775)

Total	$803,636	$712,322

        The increase of approximately $146.9 million in gross total property and equipment at December 31, 2013 was primarily due to the Partnership's acquisitions of its membership interests in Basin Transload and Cascade Kelly (see Note 3) and to additions related to the Partnership's gasoline stations and Albany, New York terminal.

        At December 31, 2013, construction in process primarily included capitalized costs of approximately $30.5 million related to the Partnership's ethanol plant acquired from Cascade Kelly, $26.6 million in costs associated with our crude oil activities, primarily tank construction projects and a build-out project to increase the rail and receipt and throughput storage capacities at the Albany, New York terminal, construction costs at our compressed natural gas loading station in Bangor, Maine and various upgrades at certain other terminals and $2.2 million in costs related to the Partnership's gasoline stations.

        At December 31, 2012, construction in process primarily included capitalized costs of approximately $8.5 million related to the construction of a rail-fed propane storage and distribution facility in Albany, New York and $7.6 million in costs related to the Partnership's gasoline stations.

        As part of continuing operations, the Partnership may periodically divest certain gasoline stations. The gain (loss) on the sale, representing cash proceeds less net book value of assets at disposition, including an allocation of goodwill, is recorded in operating expenses. Gain (loss) on disposition of gasoline stations was not material for the years ended December 31, 2013, 2012 and 2011.

  Depreciation

        Depreciation expense allocated to cost of sales was approximately $55.6 million, $36.7 million and $24.4 million for the years ended December 31, 2013, 2012 and 2011, respectively.

        Depreciation expense allocated to selling, general and administrative expenses was approximately $2.3 million, $1.8 million and $1.2 million for the years ended December 31, 2013, 2012 and 2011, respectively.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Property and Equipment (Continued)

        There were no fully depreciated assets written off for the years ended December 31, 2013 and 2012.

Note 7. Goodwill and Intangible Assets

        The following table presents a summary roll forward of the Partnership's goodwill at December 31, 2013 (in thousands):

	Goodwill at December 31, 2012	2013 Additions	Goodwill at December 31, 2013
Acquisition of Alliance(1)	$31,151	$—	$31,151
Acquisition of gasoline stations from Mutual Oil Company(1)	1,175	—	1,175
Acquisition of 60% interest in Basin Transload(2)	—	86,064	86,064
Acquisition of Cascade Kelly(2)	—	35,688	35,688

Total	$32,326	$121,752	$154,078

(1)
Goodwill allocated to the GDSO reporting unit

(2)
Goodwill allocated to the Wholesale reporting unit

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Goodwill and Intangible Assets (Continued)

        Intangible assets consisted of the following (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Intangible Assets	Amortization Period
At December 31, 2013
Intangible assets subject to amortization:
Terminalling services	$26,365	$(8,415)	$17,950	20 years
Customer relationships	43,986	(24,140)	19,846	2 - 15 years
Supply contracts	39,646	(10,909)	28,737	5 - 15 years
Brand incentive program	1,445	(641)	804	5 years
Software	1,139	(1,139)	—	5 years
Covenants not to compete	942	(942)	—	3 - 5 years
Customer contracts	307	(307)	—	2 years
Other intangible assets	779	(347)	432	20 years

Total intangible assets	$114,609	$(46,840)	$67,769

At December 31, 2012
Intangible assets subject to amortization:
Terminalling services	$26,365	$(7,333)	$19,032	20 years
Customer relationships	17,986	(11,178)	6,808	8 - 15 years
Supply contracts	39,646	(6,239)	33,407	5 - 15 years
Brand incentive program	1,445	(403)	1,042	5 years
Software	1,139	(1,139)	—	5 years
Covenants not to compete	942	(932)	10	3 - 5 years
Customer contracts	307	(307)	—	2 years
Other intangible assets	616	(93)	523	20 years

Total intangible assets	$88,446	$(27,624)	$60,822

        The aggregate amortization expense was approximately $19.2 million, $7.0 million and $4.8 million for the years ended December 31, 2013, 2012 and 2011, respectively.

        The estimated annual intangible asset amortization expense for future years ending December 31 is as follows (in thousands):

2014	$18,045
2015	9,886
2016	6,755
2017	6,419
2018	6,419
Thereafter	20,245

Total intangible assets	$67,769

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Debt

Credit Agreement

        On December 16, 2013, the Partnership entered into a Second Amended and Restated Credit Agreement (the "Credit Agreement"), which increased the Aggregate Commitments (as defined in the Credit Agreement) available under the Credit Agreement to $1.625 billion from $1.615 billion under the prior credit agreement. The Credit Agreement will mature on April 30, 2018.

        As of December 31, 2013, there were two facilities under the Credit Agreement:

  •
  a working capital revolving credit facility to be used for working capital purposes and letters of credit in the principal amount equal to the lesser of the Partnership's borrowing base and $1.0 billion; and

  •
  a $625.0 million revolving credit facility to be used for acquisitions, joint ventures, capital expenditures, letters of credit and general corporate purposes.

        In addition, the Credit Agreement has an accordion feature whereby the Partnership may request on the same terms and conditions of its then existing credit agreement, provided no Event of Default (as defined in the Credit Agreement) then exists, an increase to the working capital revolving credit facility, the revolving credit facility, or both, by up to another $300.0 million, in the aggregate, for a total credit facility of up to $1.925 billion. Any such request for an increase by the Partnership must be in a minimum amount of $5.0 million. The Partnership cannot provide assurance, however, that its lending group will agree to fund any request by the Partnership for additional amounts in excess of the total available commitments of $1.625 billion.

        In addition, the Credit Agreement includes a swing line pursuant to which Bank of America, N.A., as the swing line lender, may make swing line loans in U.S. Dollars in an aggregate amount equal to the lesser of (a) $50.0 million and (b) the Aggregate WC Commitments (as defined in the Credit Agreement). Swing line loans will bear interest at the Base Rate (as defined in the Credit Agreement). The swing line is a sub-portion of the working capital revolving credit facility and is not an addition to the total available commitments of $1.625 billion.

        Pursuant to the Credit Agreement, and in connection with any agreement by and between a Loan Party and a Lender (as such terms are defined in the Credit Agreement) or affiliate thereof (an "AR Buyer"), a Loan Party may sell certain of its accounts receivables to an AR Buyer (the "Receivables Sales Agreement"). Also pursuant to the Credit Agreement, the Loan Parties are permitted to sell or transfer any account receivable to an AR Buyer only to the extent that (i) no Default or Event of Default (as such terms are defined in the Credit Agreement) has occurred and is continuing or would exist after giving effect to any such sale or transfer; (ii) such accounts receivable are sold for cash; (iii) the cash purchase price to be paid to the selling Loan Party for each account receivable is not less than the amount of credit such Loan Party would have been able to get for such account receivable had such account receivable been included in the Borrowing Base (as defined in the Credit Agreement) or, to the extent such account receivable is not otherwise eligible to be included in the Borrowing Base, then the cash purchase price to be paid is not less than 85% of the face amount of such account receivable; (iv) such account receivable is sold pursuant to a Receivables Sales Agreement; (v) the Loan Parties have complied with the notice requirement set forth in the Credit Agreement; (vi) neither the AR Buyer nor the Administrative Agent has delivered any notice of a termination event; (vii) the aggregate amount of the accounts receivable sold to one or more AR Buyers which has not yet been collected will not exceed $75.0 million at any time; and (viii) the cash proceeds received from the

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Debt (Continued)

applicable Loan Party in connection with such sale will be used to immediately repay any outstanding WC Loans (as defined in the Credit Agreement). To date, the level of receivables sold has not been significant, and the Partnership has accounted for such transfers as sales pursuant to ASC 860, "Transfers and Servicing." Due to the short - term nature of the receivables sold to date, no servicing obligation has been recorded because it would have been de minimus.

        Borrowings under the Credit Agreement are available in U.S. Dollars and Canadian Dollars. The aggregate amount of loans made under the Credit Agreement denominated in Canadian Dollars cannot exceed $200.0 million.

        Availability under the working capital revolving credit facility is subject to a borrowing base which is redetermined from time to time and based on specific advance rates on eligible current assets. Under the Credit Agreement, borrowings under the working capital revolving credit facility cannot exceed the then current borrowing base. Availability under the borrowing base may be affected by events beyond the Partnership's control, such as changes in petroleum product prices, collection cycles, counterparty performance, advance rates and limits, and general economic conditions. These and other events could require the Partnership to seek waivers or amendments of covenants or alternative sources of financing or to reduce expenditures. The Partnership can provide no assurance that such waivers, amendments or alternative financing could be obtained or, if obtained, would be on terms acceptable to the Partnership.

        Commencing December 16, 2013, borrowings under the working capital revolving credit facility bear interest at (1) the Eurocurrency rate plus 2.00% to 2.50%, (2) the cost of funds rate plus 2.00% to 2.50%, or (3) the base rate plus 1.00% to 1.50%, each depending on the Utilization Amount (as defined in the Credit Agreement). From November 16, 2012 through December 15, 2013, borrowings under the working capital revolving credit facility bore interest at (1) the Eurodollar rate plus 2.00% to 2.50%, (2) the cost of funds rate plus 2.00% to 2.50%, or (3) the base rate plus 1.00% to 1.50%, each depending on the Utilization Amount (as defined in the prior credit agreement). From January 1, 2011 through November 15, 2012, borrowings under the working capital revolving credit facility bore interest at (1) the Eurodollar rate plus 2.50% to 3.00%, (2) the cost of funds rate plus 2.50% to 3.00%, or (3) the base rate plus 1.50% to 2.00%, each depending on the pricing level provided in the prior credit agreement, which in turn depended upon the Utilization Amount (as defined in the prior credit agreement).

        Commencing December 16, 2013, borrowings under the revolving credit facility bear interest at (1) the Eurocurrency rate plus 2.25% to 3.25%, (2) the cost of funds rate plus 2.25% to 3.25%, or (3) the base rate plus 1.25% to 2.25%, each depending on the Combined Total Leverage Ratio (as defined in the Credit Agreement). From November 16, 2012 through December 15, 2013, borrowings under the revolving credit facility bore interest at (1) the Eurodollar rate plus 2.50% to 3.50%, (2) the cost of funds rate plus 2.50% to 3.50%, or (3) the base rate plus 1.50% to 2.50%, each depending on the Combined Total Leverage Ratio (as defined in the prior credit agreement). From January 1, 2011 through November 15, 2012, borrowings under the revolving credit facility bore interest at (1) the Eurodollar rate plus 3.00% to 3.875%, (2) the cost of funds rate plus 3.00% to 3.875%, or (3) the base rate plus 2.00% to 2.875%, each depending on the pricing level provided in the prior credit agreement, which in turn depended upon the Combined Total Leverage Ratio (as defined in the prior credit agreement).

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Debt (Continued)

        The average interest rates for the Credit Agreement were 4.2%, 4.0% and 4.1% for the years ended December 31, 2013, 2012 and 2011, respectively.

        As of December 31, 2013, the Partnership had a two interest rate swaps and an interest rate cap, all of which were used to hedge the variability in interest payments under the Credit Agreement due to changes in LIBOR rates. See Notes 2 and 4 for additional information on these cash flow hedges.

        The Credit Agreement provides for a letter of credit fee equal to the then applicable working capital rate or then applicable revolver rate (each such rate as defined in the Credit Agreement) per annum for each letter of credit issued. In addition, the Partnership incurs a commitment fee on the unused portion of each facility under the Credit Agreement, ranging from 0.375% to 0.50% per annum.

        The Partnership classifies a portion of its working capital revolving credit facility as a long-term liability because the Partnership has a multi-year, long-term commitment from its bank group. The long-term portion of the working capital revolving credit facility was $327.0 million and $340.8 million at December 31, 2013 and 2012, respectively, representing the amounts expected to be outstanding during the entire year. In addition, the Partnership classifies a portion of its working capital revolving credit facility as a current liability because it repays amounts outstanding and reborrows funds based on its working capital requirements. The current portion of the working capital revolving credit facility was approximately $0 and $83.7 million at December 31, 2013 and 2012, respectively, representing the amounts the Partnership expects to pay down during the course of the year.

        As of December 31, 2013, the Partnership had total borrowings outstanding under the Credit Agreement of $761.7 million, including $434.7 million outstanding on the revolving credit facility. In addition, the Partnership had outstanding letters of credit of $383.4 million. Subject to borrowing base limitations, the total remaining availability for borrowings and letters of credit was $479.9 million and $218.9 million at December 31, 2013 and 2012, respectively.

        The Credit Agreement is secured by substantially all of the assets of the Partnership and the Partnership's wholly-owned subsidiaries and is guaranteed by the Partnership and its subsidiary, Bursaw Oil LLC. The Credit Agreement imposes certain requirements on the borrowers including, for example, a prohibition against distributions if any potential default or Event of Default (as defined in the Credit Agreement) would occur as a result thereof, and certain limitations on the Partnership's ability to grant liens, make certain loans or investments, incur additional indebtedness or guarantee other indebtedness, make any material change to the nature of the Partnership's business or undergo a fundamental change, make any material dispositions, acquire another company, enter into a merger, consolidation, sale leaseback transaction or purchase of assets, or make capital expenditures in excess of specified levels.

        The Credit Agreement imposes financial covenants that require the Partnership to maintain certain minimum working capital amounts, a minimum combined interest coverage ratio, a maximum senior secured leverage ratio and a maximum total leverage ratio. The Partnership was in compliance with the foregoing covenants at December 31, 2013. The Credit Agreement also contains a representation whereby there can be no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect (as defined in the Credit Agreement). In addition, the Credit Agreement limits distributions by the Partnership to its unitholders to the amount of Available Cash (as defined in the Partnership's partnership agreement).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Debt (Continued)

8.00% Senior Notes

        On February 14, 2013, the Partnership entered into a Note Purchase Agreement (the "February Purchase Agreement") with FS Energy and Power Fund ("FS Energy"), with respect to the issue and sale by the Partnership to FS Energy of an aggregate principal amount of $70.0 million unsecured 8.00% Senior Notes due 2018 (the "8.00% Notes"). The 8.00% Notes were issued in a private placement exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") and have not been registered under the Securities Act or any state securities laws, and may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

        Closing of the offering occurred on February 14, 2013. The 8.00% Notes were sold to FS Energy at 97% of their face amount, resulting in net proceeds to the Partnership of approximately $67.9 million. Additionally, the Partnership separately paid fees and offering expenses. The discount of $2.1 million at issuance will be accreted as additional interest over the expected term on the 8.00% Notes. On February 15, 2013, the Partnership used the net proceeds from the offering, after paying fees and offering expenses, to finance a portion of its acquisition of all of the outstanding membership interests in Cascade Kelly and to pay related transaction costs.

        The 8.00% Notes were issued pursuant to an indenture dated as of February 14, 2013 (as amended or supplemented, the "February Indenture") among the Partnership, its subsidiary guarantors and FS Energy. The 8.00% Notes will mature on February 14, 2018. Interest on the 8.00% Notes accrued from February 14, 2013 and is paid semi-annually on February 14 and August 14 of each year, beginning on August 14, 2013. The Partnership may redeem all or some of the 8.00% Notes at any time or from time to time pursuant to the terms of the February Indenture. The 8.00% Notes are also subject to optional or mandatory exchange for HY Bonds (as such term is defined in the February Indenture) at the time and on the terms specified in the February Indenture. The holders of the 8.00% Notes may require the Partnership to repurchase the 8.00% Notes following certain asset sales or a Change of Control (as defined in the February Indenture) at the prices and on the terms specified in the February Indenture.

        On December 20, 2013, the Partnership, its subsidiary guarantors and FS Energy entered into a Second Supplemental Indenture, which is supplemental to the February Indenture (the "Second Supplemental Indenture"). The Second Supplemental Indenture (i) adds Global CNG LLC as a guarantor, (ii) increases the amount of Equity Interests (as defined in the February Indenture) of the Partnership or any Restricted Subsidiary (as defined in the February Indenture) of the Partnership that the Partnership and the Restricted Subsidiaries may purchase, redeem or otherwise acquire in any calendar year from $5.0 million to $10.0 million, and (iii) allows the Partnership and its Restricted Subsidiaries to incur Indebtedness (as defined in the February Indenture) represented by Capital Lease Obligations (as defined in the February Indenture), mortgage financings or purchase money obligations incurred to finance construction or improvement of property, plant or equipment, up to the greater of $60.0 million or 5.5% of the Partnership's Consolidated Net Tangible Assets (as defined in the February Indenture).

        The 8.00% Notes are guaranteed on a senior, unsecured basis by certain of the Partnership's wholly-owned subsidiaries. The February Indenture contains covenants that are no more restrictive to the Partnership in the aggregate than the terms, conditions, covenants and defaults contained in its Credit Agreement and will limit the Partnership's ability to, among other things, incur additional

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Debt (Continued)

indebtedness, make distributions to equity owners, make certain investments, restrict distributions by its subsidiaries, create liens, enter into sale-leaseback transactions, sell assets or merge with other entities.

7.75% Senior Notes

        On December 23, 2013, the Partnership entered into a Note Purchase Agreement (the "December Purchase Agreement") with FS Energy and Power Fund, KARBO, L.P., Kayne Anderson Capital Income Partners (QP), L.P., Kayne Anderson Income Partners, L.P., Kayne Anderson Infrastructure Income Fund, L.P., Kayne Anderson Non-Traditional Investments, L.P., KANTI (QP), L.P. and Kayne Energy Credit Opportunities, L.P. as purchasers (the "Purchasers"), with respect to the issue and sale by the Partnership to the Purchasers of an aggregate principal amount of $80.0 million unsecured 7.75% Senior Notes due 2018 (the "7.75% Notes"). The 7.75% Notes were issued in a private placement exempt from registration under the Securities Act and have not been registered under the Securities Act or any state securities laws, and may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

        Closing of the offering occurred on December 23, 2013. The 7.75% Notes were sold to the Purchasers at their face amount, resulting in proceeds to the Partnership of $80.0 million. Additionally, the Partnership separately paid fees and offering expenses. The Partnership used a portion of the net proceeds from the offering to pay outstanding indebtedness and for general partnership purposes.

        The 7.75% Notes were issued pursuant to an indenture dated as of December 23, 2013 (the "December Indenture") among the Partnership, its subsidiary guarantors and the Purchasers. The 7.75% Notes will mature on December 23, 2018. Interest on the 7.75% Notes accrued from December 23, 2013. Interest will be paid on the 7.75% Notes semi-annually on December 23 and June 23 of each year, beginning on June 23, 2014.

        The Partnership may redeem all or some of the 7.75% Notes at any time or from time to time pursuant to the terms of the December Indenture. The 7.75% Notes are also subject to optional or mandatory exchange for HY Bonds (as such term is defined in the December Indenture) at the time and on the terms specified in the December Indenture. The holders of the 7.75% Notes may require the Partnership to repurchase the 7.75% Notes following certain asset sales or a Change of Control (as defined in the December Indenture) at the prices and on the terms specified in the December Indenture.

        The 7.75% Notes are guaranteed on a senior, unsecured basis by certain of the Partnership's wholly-owned subsidiaries. The December Indenture contains covenants that are no more restrictive to the Partnership in the aggregate than the terms, conditions, covenants and defaults contained in its Credit Agreement and will limit the Partnership's ability to, among other things, incur additional indebtedness, make distributions to equity owners, make certain investments, restrict distributions by its subsidiaries, create liens, enter into sale-leaseback transactions, sell assets or merge with other entities.

Line of Credit

        On December 9, 2013, Basin Transload LLC entered into a line of credit facility which allows for borrowings by Basin Transload LLC of up to $10.0 million on a revolving basis. The facility matures on December 9, 2014 and had an outstanding balance of $3.7 million at December 31, 2013. The facility is

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Debt (Continued)

secured by substantially all of the assets of Basin Transload LLC and is not guaranteed by the Partnership or any of its wholly-owned subsidiaries.

Deferred Financing Fees

        The Partnership incurs bank fees related to its Credit Agreement and other financing arrangements. These deferred financing fees are amortized over the life of the Credit Agreement or senior notes. The Partnership capitalized deferred financing fees of $17.7 million, $5.3 million and $2.3 million for the years ended December 31, 2013, 2012 and 2011, respectively. Amortization expense of approximately $6.9 million, $5.8 million and $4.7 million for the years ended December 31, 2013, 2012 and 2011, respectively, are included in interest expense in the accompanying consolidated statements of income. Unamortized fees are included in other current assets and other long-term assets.

Note 9. Environmental Liabilities and Renewable Identification Numbers (RINs)

Environmental Liabilities

        The Partnership owns or leases properties where refined petroleum products, renewable fuels and crude oil are being or may have been handled. These properties and the refined petroleum products, renewable fuels and crude oil handled thereon may be subject to federal and state environmental laws and regulations. Under such laws and regulations, the Partnership could be required to remove or remediate containerized hazardous liquids or associated generated wastes (including wastes disposed of or abandoned by prior owners or operators), to clean up contaminated property arising from the release of liquids or wastes into the environment, including contaminated groundwater, or to implement best management practices to prevent future contamination.

        The Partnership maintains insurance of various types with varying levels of coverage that it considers adequate under the circumstances to cover its operations and properties. The insurance policies are subject to deductibles that the Partnership considers reasonable and not excessive. In addition, the Partnership has entered into indemnification agreements with various sellers in conjunction with several of its acquisitions. Allocation of environmental liability is an issue negotiated in connection with each of the Partnership's acquisition transactions. In each case, the Partnership makes an assessment of potential environmental liability exposure based on available information. Based on that assessment and relevant economic and risk factors, the Partnership determines whether to, and the extent to which it will, assume liability for existing environmental conditions.

        In connection with the December 2012 acquisition of six New England gasoline stations from Mutual Oil (see Note 3), the Partnership assumed certain environmental liabilities, including certain ongoing remediation efforts. As a result, the Partnership recorded, on an undiscounted basis, a total environmental liability of approximately $0.6 million.

        In connection with the March 2012 acquisition of Alliance (see Note 3), the Partnership assumed Alliance's environmental liabilities, including ongoing environmental remediation at certain of the retail stations owned by Alliance and future remediation activities required by applicable federal, state or local law or regulation. Remedial action plans are in place, as may be applicable with the state agencies regulating such ongoing remediation. Based on reports from environmental engineers, the Partnership's estimated cost of the ongoing environmental remediation for which Alliance was responsible and future

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Environmental Liabilities and Renewable Identification Numbers (RINs) (Continued)

remediation activities required by applicable federal, state or local law or regulation is estimated to be approximately $16.1 million to be expended over an extended period of time. Certain environmental remediation obligations at the retail stations acquired by Alliance from ExxonMobil in 2011 are being funded by a third party who assumed the liability in connection with the Alliance/ExxonMobil transaction in 2011 and, therefore, cost estimates for such obligations at these stations are not included in this estimate. As a result, the Partnership recorded, on an undiscounted basis, total environmental liabilities of approximately $16.1 million.

        In connection with the September 2010 acquisition of retail gasoline stations from ExxonMobil, the Partnership assumed certain environmental liabilities, including ongoing environmental remediation at and monitoring activities at certain of the acquired sites and future remediation activities required by applicable federal, state or local law or regulation. Remedial action plans are in place with the applicable state regulatory agencies for the majority of these locations, including plans for soil and groundwater treatment systems at certain sites. Based on consultations with environmental engineers, the Partnership's estimated cost of the remediation is expected to be approximately $30.0 million to be expended over an extended period of time. As a result, the Partnership recorded, on an undiscounted basis, total environmental liabilities of approximately $30.0 million.

        In connection with the June 2010 acquisition of three refined petroleum products terminals in Newburgh, New York, the Partnership assumed certain environmental liabilities, including certain ongoing remediation efforts. As a result, the Partnership recorded, on an undiscounted basis, a total environmental liability of approximately $1.5 million.

        In connection with the November 2007 acquisition of ExxonMobil's Glenwood Landing and Inwood, New York terminals, the Partnership assumed certain environmental liabilities, including the remediation obligations under remedial action plans submitted by ExxonMobil to and approved by the New York Department of Environmental Conservation ("NYDEC") with respect to both terminals. As a result, the Partnership recorded, on an undiscounted basis, total environmental liabilities of approximately $1.2 million.

        In connection with the May 2007 acquisition of ExxonMobil's Albany and Newburgh, New York and Burlington, Vermont terminals, the Partnership assumed certain environmental liabilities, including the remediation obligations under a proposed remedial action plan submitted by ExxonMobil to NYDEC with respect to the Albany, New York terminal. As a result, the Partnership recorded, on an undiscounted basis, total environmental liabilities of approximately $8.0 million.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Environmental Liabilities and Renewable Identification Numbers (RINs) (Continued)

        The following table presents a summary roll forward of the Partnership's environmental liabilities at December 31, 2013 (in thousands):

Environmental Liability Related to:	Balance at December 31, 2012	Payments in 2013	Dispositions 2013	Other Adjustments	Balance at December 31, 2013
ExxonMobil Gasoline Stations	$26,610	$(1,267)	$(595)	$(3)	$24,745
Alliance Gasoline Stations	14,984	(754)	(750)	441	13,921
Mutual Oil	625	—	—	—	625
Newburgh	1,500	—	—	—	1,500
Glenwood Landing and Inwood	347	(46)	—	—	301
Albany	106	(59)	—	—	47

Total environmental liabilities	$44,172	$(2,126)	$(1,345)	$438	$41,139

Current portion	$4,341				$3,377
Long-term portion	39,831				37,762

Total environmental liabilities	$44,172				$41,139

        The Partnership's estimates used in these environmental liabilities are based on all known facts at the time and its assessment of the ultimate remedial action outcomes. Among the many uncertainties that impact the Partnership's estimates are the necessary regulatory approvals for, and potential modification of, its remediation plans, the amount of data available upon initial assessment of the impact of soil or water contamination, changes in costs associated with environmental remediation services and equipment, relief of obligation through divestures of sites and the possibility of existing legal claims giving rise to additional claims. Dispositions generally represent relief of legal obligation through the sale of the related property. Other adjustments generally represent changes in estimates for existing obligations or obligations associated with new sites. Therefore, although the Partnership believes that these environmental liabilities are adequate, no assurances can be made that any costs incurred in excess of these environmental liabilities or outside of indemnifications or not otherwise covered by insurance would not have a material adverse effect on the Partnership's financial condition, results of operations or cash flows.

Renewable Identification Numbers (RINs)

        A RIN is a serial number assigned to a batch of biofuel for the purpose of tracking its production, use, and trading as required by the EPA Renewable Fuel Standard that originated with the Energy Policy Act of 2005. To evidence that the required volume of renewable fuel is blended with gasoline, obligated parties must retire sufficient RINs to cover their RVO. The Partnership's EPA obligations relative to renewable fuel reporting are largely limited to the foreign gasoline that the Partnership may choose to import. As a wholesaler of transportation fuels through its terminals, the Partnership separates RINs from renewable fuel through blending with gasoline and can use those separated RINs to settle its RVO. While the annual compliance period for a RVO is a calendar year, the settlement of the RVO can occur more than one year after the close of the compliance period, upon certain deferral elections.

        The Partnership's Wholesale segment's operating results are sensitive to the timing associated with its RIN position relative to its RVO at a point in time, and the Partnership may recognize a mark-to-market liability for a shortfall in RINs at the end of each reporting period. To the extent the

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Environmental Liabilities and Renewable Identification Numbers (RINs) (Continued)

Partnership does not have a sufficient number of RINs to satisfy the obligation as of the balance sheet date, the Partnership charges cost of sales for such deficiency based on the market price of the RINs as of the balance sheet date, and records a liability representing the Partnership's obligation to purchase RINs. At December 31, 2013, the Partnership's RVO Deficiency was $13.1 million. The Partnership's RVO Deficiency was immaterial at December 31, 2012.

        The Partnership may enter into RIN forward commitments. At December 31, 2013, the Partnership had forward sales contracts that were fixed at a price below the RIN spot rate. Accordingly, the Partnership accrued for the loss of these firm non-cancellable purchase commitments which amounted to approximately $6.2 million at December 31, 2013. The loss on RIN forward commitments was immaterial at December 31, 2012.

Note 10. Trustee Taxes and Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities consisted of the following at December 31 (in thousands):

	2013	2012
Barging transportation, product storage and other ancillary cost accruals	$24,022	$47,837
Employee compensation	12,735	13,716
Accrued interest	3,331	1,090
RIN and RVO deficiency	13,068	—
RIN loss on forward commitments	6,166	—
Other	6,641	9,889

Total	$65,963	$71,442

        Employee compensation consisted of bonuses, vacation and other salary accruals. Ancillary costs consisted of cost accruals related to product expediting and storage.

        In addition, the Partnership had trustee taxes payable of $80.2 million at December 31, 2013, which consisted of $55.4 million related to an ethanol credit and $24.8 million in various pass-through taxes collected from customers on behalf of taxing authorities. Trustee taxes payable at December 31, 2012 of $91.5 million consisted of $56.3 million related to an ethanol credit and $35.2 million in various pass-through taxes collected from customers on behalf of taxing authorities.

Note 11. Employee Benefit Plans with Related Party

        The Partnership sponsors and maintains the Global Partners LP 401(k) Savings and Profit Sharing Plan (the "Global 401(k) Plan), a qualified defined contribution plan. Eligible employees may elect to contribute up to 100% of their eligible compensation to the Global 401(k) Plan for each payroll period, subject to annual dollar limitations which are periodically adjusted by the IRS. The General Partner makes safe harbor matching contributions to the Global Partners 401(k) Plan equal to 100% of the participant's elective contributions that do not exceed 3% of the participant's eligible compensation and 50% of the participant's elective contributions that exceed 3% but do not exceed 5% of the participant's eligible compensation. The General Partner also makes discretionary non-matching contributions for certain groups of employees in amounts up to 2% of eligible compensation. Profit-sharing contributions may also be made at the sole discretion of the General Partner's board of directors.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11. Employee Benefit Plans with Related Party (Continued)

        GMG sponsors and maintains the Global Montello Group Corp. 401(k) Savings and Profit Sharing Plan (the "GMG 401(k) Plan), a qualified defined contribution plan. Eligible employees may elect to contribute up to 100% of their eligible compensation to the 401(k) Savings and Profit Sharing Plan for each payroll period, subject to annual dollar limitations which are periodically adjusted by the IRS. GMG makes safe harbor matching contributions to the 401(k) Savings and Profit Sharing Plan equal to 100% of the participant's elective contributions that do not exceed 3% of the participant's eligible compensation and 50% of the participant's elective contributions that exceed 3% but do not exceed 5% of the participant's eligible compensation. Profit-sharing contributions may also be made at the sole discretion of GMG's board of directors.

        The Global 401(k) Plan and the GMG 401(k) Plan collectively had expenses of approximately $1.8 million, $1.6 million and $1.1 million for the years ended December 31, 2013, 2012 and 2011, respectively, which are included in selling, general and administrative expenses in the accompanying statements of income.

        In addition, the General Partner sponsors and maintains the Global Partners LP Pension Plan (the "Global Pension Plan)," a qualified defined benefit pension plan. Effective December 31, 2009, the Global Pension Plan was amended to freeze participation and benefit accruals. In order to reduce the adverse effects of the pension freeze on employees with substantial service who may not have time to replace future pension accruals with retirement savings before reaching the normal retirement age of 65, employees meeting certain age and service requirements received increased benefits, including under the Global 401(k) Plan, effective December 31, 2009.

        GMG sponsors and maintains the Global Montello Group Corp. Pension Plan (the "GMG Pension Plan"), a qualified defined benefit pension plan. On March 15, 2012, the GMG Pension Plan was amended to freeze participation and benefit accruals. In order to reduce the adverse effects of the pension freeze on employees with substantial service who may not have time to replace future pension accruals with retirement savings before reaching the normal retirement age of 65, employees meeting certain age and service requirements received increased benefits, including under the Global 401(k) Plan and the GMG 401(k) Plan, effective in 2012. As a result of the freeze, the Partnership recognized a curtailment gain of approximately $0.5 million which was recorded as an offset to selling, general and administrative expenses in the accompanying consolidated statement of income for the year ended December 31, 2012. The curtailment gain consisted of approximately $2.8 million in a change in benefit obligation and approximately $2.3 million in an unrecognized net actuarial loss.

        The following table presents each plan's funded status and the total amounts recognized in the Partnership's consolidated balance sheets at December 31 (in thousands):

	December 31, 2013
	Global Pension Plan	GMG Pension Plan	Total
Projected benefit obligation	$15,057	$4,189	$19,246
Fair value of plan assets	14,435	3,832	18,267

Net unfunded pension liability	$622	$357	$979

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11. Employee Benefit Plans with Related Party (Continued)

	December 31, 2012
	Global Plan	GMG Plan	Total
Projected benefit obligation	$17,317	$5,779	$23,096
Fair value of plan assets	12,980	4,178	17,158

Net unfunded pension liability	$4,337	$1,601	$5,938

        For both the Global Pension Plan and the GMGC Pension Plan (collectively, the "Pension Plans"), the total change in the net unfunded pension liability in 2013 was $5.0 million, of which $4.4 million has been recorded in other comprehensive income. Total actual return on plan assets was $2.7 million and $1.7 million in 2013 and 2012, respectively. The total net periodic pension costs related to the Pension Plans were $32,000, $75,000 and $83,000 in 2013, 2012 and 2011, respectively.

        The discount rates for 2013 and 2012 were selected by performing a cash flow/bond matching analysis based on the Citigroup Above-Median Pension Discount Curve for December 2013 and 2012, respectively. The discount rate for each of the Pension Plans was 4.4% and 3.5% in 2013 and 2012, respectively. The expected long-term rate of return on plan assets is determined by using each plan's respective target allocation and historical returns for each asset class. The expected long-term rate of return for the Global Pension Plan was 7.5% and 8.0% in 2013 and 2012, respectively. The expected long-term rate of return for the GMG Pension Plan was 7.0% and 8.0% in 2013 and 2012, respectively.

        The fundamental investment objective of each of the Pension Plans is to provide a rate of return sufficient to fund the retirement benefits under the applicable Pension Plan at a reasonable cost to the applicable plan sponsor. At a minimum, the rate of return should equal or exceed the discount rate assumed by the Pension Plan's actuaries in projecting the funding cost of the Pension Plan under the applicable Employee Retirement Income Security Act ("ERISA") standards. To do so, the General Partner's Pension Committee (the "Committee") may appoint one or more investment managers to invest all or portions of the assets of the Pension Plans in accordance with specific investment guidelines, objectives, standards and benchmarks.

        The cost of annual contributions to the Pension Plans is not significant to the General Partner, the Partnership or its subsidiaries. Total contributions made by the General Partner, the Partnership and its subsidiaries to the Pension Plans were $0.5 million in 2013, $0.5 million in 2012 and, in 2011, before the GMG Pension Plan was sponsored by a subsidiary of the Partnership, $1.7 million for the Global Pension Plan.

Note 12. Long-Term Incentive Plan

        The General Partner has a Long-Term Incentive Plan ("LTIP") whereby 564,242 common units were initially authorized for issuance. On June 22, 2012, the Partnership's common unitholders approved an amendment and restatement of the LTIP (the "Restated LTIP"). The Restated LTIP: (i) increases the number of common units available for delivery with respect to awards under the LTIP so that, effective June 22, 2012 a total of 4,300,000 common units are available for delivery with respect to awards under the Restated LTIP, (ii) adds a prohibition on repricing of unit options and unit appreciation rights without approval of the Partnership's unitholders, except in the case of adjustments implemented to reflect certain Partnership transactions, (iii) adds a prohibition on granting unit options or unit appreciation rights with an exercise price less than the fair market value of a common unit on

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Long-Term Incentive Plan (Continued)

the grant date (other than "substitute awards" granted in substitution for similar awards held by individuals who become employees, consultants and directors of the Partnership or one of its affiliates as a result of a merger, consolidation or acquisition by the Partnership or its affiliate of another entity or the assets of another entity), (iv) permits the granting of fully-vested common units and (v) incorporates certain other non-material ministerial changes. Any units delivered pursuant to an award under the Restated LTIP may be acquired in the open market, issued by the Partnership, or any combination of the foregoing. The Restated LTIP provides for awards to employees, consultants and directors of the General Partner and employees and consultants of affiliates of the Partnership who perform services for the Partnership. The Restated LTIP allows for the award of options, unit appreciation rights, restricted units, phantom units, distribution equivalent rights, unit awards and substitute awards.

  Phantom Unit Awards

        On June 27, 2013, the Compensation Committee of the board of directors of the General Partner granted a total of 498,112 phantom units under the Restated LTIP to certain employees and non-employee directors of the General Partner. In connection with the awards, grantees who are employees entered into various forms of a Confidentiality, Non-Solicitation, and Non-Competition Agreement with the General Partner. The Partnership currently intends and reasonably expects to issue and deliver the common units upon vesting.

        The awards granted to employees, with one exception, will vest on a cumulative basis as follows, subject to continued employment: 33 1/3% on July 1, 2017, 66 2/3% on July 1, 2018 and 100% on July 1, 2019. The phantom unit award to one employee will vest on a cumulative basis as follows, subject to continued employment: 33 1/3% on December 31, 2014, 66 2/3% on December 31, 2015 and 100% on December 31, 2016. The awards granted to the non-employee directors will vest on a cumulative basis as follows: 33 1/3% on December 31, 2014, 66 2/3% on December 31, 2015 and 100% on December 31, 2016.

        Accounting guidance for share-based compensation requires that a non-vested equity share unit awarded to an employee is to be measured at its fair value as if it were vested and issued on the grant date. The fair value of the award at the June 27, 2013 grant date approximated the fair value of the Partnership's common unit at that date.

        Compensation cost for an award of share-based employee compensation classified as equity, as is the case of the Partnership's award, is recognized over the requisite service period. The requisite service period for the Partnership is from June 27, 2013, the grant date, through the vesting dates described above. The Partnership will recognize as compensation expense for the awards granted to employees and non-employee directors the value of the portion of the award that is ultimately expected to vest over the requisite service period on a straight-line basis. In accordance with the guidance issued for share-based compensation, the Partnership estimated forfeitures at the time of grant. Such estimates, which were based on the Partnership's service history, will be revised, if necessary, in subsequent periods if actual forfeitures differ from estimates. The Partnership recorded compensation expense related to these awards of approximately $1.7 million for the year ended December 31, 2013, which is included in selling, general and administrative expenses in the accompanying consolidated statement of income. The total compensation cost related to the non-vested awards not yet recognized

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Long-Term Incentive Plan (Continued)

at December 31, 2013 was approximately $17.8 million and is expected to be recognized ratably over the remaining requisite service period.

  Previously Granted Phantom Unit Awards

        The Partnership granted phantom unit awards in 2009 and 2008 for which it recorded compensation expense of approximately $0.1 million and $0.4 million for the years ended December 31, 2012 and 2011, respectively, which are included in selling, general and administrative expenses in the accompanying consolidated statements of income. The total compensation cost related to the non-vested awards not yet recognized at December 31, 2013 was $0.

  Status of Non-Vested Units

        The following table presents a summary of the status of the non-vested phantom units:

	Number of Non-vested Units	Weighted Average Grant Date Fair Value
Outstanding non-vested units at December 31, 2012	138,889	$13.01
Granted	498,112	39.29
Vested	(138,889)	13.01
Forfeited	—	—

Outstanding non-vested units at December 31, 2013	498,112	$39.29

  Repurchase Program

        In May 2009, the board of directors of the General Partner authorized the repurchase of the Partnership's common units (the "Repurchase Program") for the purpose of meeting the General Partner's anticipated obligations to deliver common units under the LTIP and meeting the General Partner's obligations under existing employment agreements and other employment related obligations of the General Partner (collectively, the "General Partner's Obligations"). The General Partner is currently authorized to acquire up to 742,427 of its common units in the aggregate over an extended period of time, consistent with the General Partner's Obligations. Common units of the Partnership may be repurchased from time to time in open market transactions, including block purchases, or in privately negotiated transactions. Such authorized unit repurchases may be modified, suspended or terminated at any time, and are subject to price, economic and market conditions, applicable legal requirements and available liquidity. Since the Repurchase Program was implemented, the General Partner repurchased 495,414 common units pursuant to the Repurchase Program for approximately $12.2 million, of which approximately $4.6 million was purchased in 2013.

        At December 31, 2013 and 2012, common units outstanding as reported in the accompanying consolidated financial statements excluded 169,816 and 119,915 common units, respectively, held on behalf of the Partnership pursuant to its Repurchase Program and for future satisfaction of the General Partner's Obligations.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Commitments and Contingencies

        The Partnership is subject to contingencies, including legal proceedings and claims arising out of the normal course of business that cover a wide range of matters, including, among others, environmental matters and contract and employment claims.

Leases of Office Space and Computer Equipment

        The Partnership has future commitments, principally for office space and computer equipment, under the terms of operating lease arrangements. The following provides total future minimum payments under leases with non-cancellable terms of one year or more at December 31, 2013 (in thousands):

2014	$2,364
2015	2,782
2016	2,965
2017	2,728
2018	2,768
Thereafter	18,670

Total	$32,277

        Total rent expense under the operating lease arrangements amounted to approximately $2.7 million, $2.7 million and $2.3 million for the years ended December 31, 2013, 2012 and 2011, respectively. The Partnership also received lease income from office space leased at one of its owned terminals for $0.2 million per year through May 2013. Effective June 1, 2013, the terms of this lease were amended to, in part, reduce the lease amount to approximately $0.1 million per year through January 2019.

        The Partnership also leases certain equipment under capital lease agreements, for which the net book value was approximately $0.8 million and $0.5 million at December 31, 2013 and 2012, respectively. Depreciation expense for equipment under the capital leases was approximately $275,000, $245,000 and $245,000 for the years ended December 31, 2013, 2012 and 2011, respectively. The following provides the future minimum payments for capital lease obligations at December 31, 2013 (in thousands):

2014	$176
2015	176
2016	176
2017	292
2018	6

Total	$826

Terminal and Throughput Leases

        The Partnership is a party to terminal and throughput lease arrangements with certain counterparties at various unrelated oil terminals. Certain arrangements have minimum usage

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Commitments and Contingencies (Continued)

requirements. The following provides future minimum lease and throughput commitments under these arrangements with non-cancellable terms of one year or more at December 31, 2013 (in thousands):

2014	$12,222
2015	7,319
2016	6,961
2017	3,406
2018	839
Thereafter	168

Total	$30,915

        Total rent expense reflected in cost of sales related to these operating leases were approximately $35.5 million, $36.5 million and $26.0 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Leases of Gasoline Stations

        The Partnership has gasoline station lease arrangements at various gasoline stations. The Partnership also leases gasoline stations, primarily land and buildings, under operating leases with various expiration dates. The following provides future minimum lease commitments under these arrangements with non-cancellable terms of one year or more at December 31, 2013 (in thousands):

2014	$17,049
2015	16,597
2016	16,028
2017	14,254
2018	12,706
Thereafter	93,120

Total	$169,754

        Total expenses under these operating lease arrangements amounted to approximately $17.7 million, $8.5 million and $3.3 million for the years ended December 31, 2013, 2012 and 2011, respectively. The increase in expense for 2013 compared to 2012 is due to the Partnership's agreement with Getty Realty Corp. and to the inclusion of Alliance for the full year of 2013 compared to ten months in 2012. The increase in expense for 2012 compared to 2011 is due to the acquisition of Alliance.

Dealer Leases of Gasoline Stations

        The Partnership leases gasoline stations and certain equipment to gasoline station operators under operating leases with various expiration dates. The aggregate carrying value of the leased gasoline stations and equipment at December 31, 2013 was $213.0 million, net of accumulated depreciation of

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Commitments and Contingencies (Continued)

approximately $26.3 million. The following provides future minimum rental income under non-cancellable operating leases associated with these properties at December 31, 2013 (in thousands):

2014	$37,417
2015	18,714
2016	8,007
2017	938
2018	392
Thereafter	43

Total	$65,511

        Total rental income, which includes reimbursement of utilities and property taxes in certain cases, amounted to approximately $41.3 million and $31.8 million for the years ended December 31, 2013 and 2012, respectively.

Leases of Railcars

        The Partnership leases railcars through various lease arrangements with various expiration dates. The following provides future minimum lease commitments under these arrangements with non-cancellable terms of one year or more at December 31, 2013 (in thousands):

2014	$55,713
2015	65,072
2016	64,909
2017	49,365
2018	40,409
Thereafter	27,193

Total	$302,661

        Total expenses under these operating lease arrangements amounted to approximately $28.9 million and $3.5 million for the years ended December 31, 2013 and 2012, respectively. The increase in expenses was due to the Partnership leasing significantly more rail cars in 2013 due to the growth in the Partnership's crude oil activities.

Purchase Commitments

        The minimum volume purchase requirements for 2014 under the Partnership's existing supply agreements are approximately 845 million gallons. The Partnership purchased approximately 1.3 billion, 1.2 billion and 1.4 billion gallons of product under the Partnership's existing supply agreements for $3.6 billion, $3.3 billion and $4.0 billion in 2013, 2012 and 2011, respectively, which included fulfillment of the minimum purchase obligation under these commitments.

        The Partnership has minimum retail gasoline volume purchase requirements with various unrelated parties. These gallonage requirements are purchased at the fair market value of the product at the time of delivery. Should these gallonage requirements not be achieved, the Partnership may be liable to pay penalties to the appropriate supplier. As of December 31, 2013, the Partnership has fulfilled all

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Commitments and Contingencies (Continued)

gallonage commitments. The following provides minimum volume purchase requirements at December 31, 2013 (in thousands of gallons):

2014	209,850
2015	198,079
2016	158,645
2017	112,526
2018	107,400
Thereafter	751,800

Total	1,538,300

Brand Fee Agreement

        The Partnership entered into a brand fee agreement with ExxonMobil which entitles the Partnership to operate its retail gasoline stations under the Mobil-branded trade name and related trade logos. The fees, which are based upon an estimate of the volume of gasoline and diesel to be sold at the acquired gasoline stations, are due on a monthly basis. The following provides total future minimum payments under the agreement with non-cancellable terms of one year or more at December 31, 2013 (in thousands):

2014	$9,000
2015	9,000
2016	9,000
2017	9,000
2018	9,000
Thereafter	58,500

Total	$103,500

        Total expenses reflected in cost of sales related this agreement were approximately $9.0 million for each of the years ended December 31, 2013, 2012 and 2011.

Port of St. Helens Agreements—Land and Equipment

        Commencing in 2013, the Partnership leases mobile equipment under non-cancellable operating lease arrangements and has a continuing operating lease with the Port of St. Helens. The following provides total future minimum payments under these operating leases with initial terms one year or more at December 31, 2013 (in thousands):

2014	$183
2015	183
2016	183
2017	183
2018	183
Thereafter	8,718

Total	$9,633

Total rental expense was approximately $180,000 for the year ended December 31, 2013.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Commitments and Contingencies (Continued)

Port of St. Helens Agreements—Access Rights Agreement

        Commencing in 2013, the Partnership is obligated to pay the Port of St Helens for access rights to a rail spur located at the Partnership's crude oil and ethanol plant facility in Oregon. The following provides total future minimum payments under the agreement with initial terms one year or more at December 31, 2013 (in thousands):

2014	$230
2015	230
2016	230
2017	230
2018	230
Thereafter	3,201

Total	$4,351

Other Commitment

        In March 2013, the Partnership entered into a pipeline connection agreement with Tesoro Logistics ("Tesoro") whereby Tesoro would build, own and operate a seven-mile pipeline lateral from its Lignite, North Dakota crude oil station to the Partnership's 100,000 barrel crude oil storage tank at the Basin Transload facility in Columbus, North Dakota. In connection with this agreement, the Partnership is committed to a minimum take-or-pay throughput commitment of approximately $13.0 million over a 5-year period beginning after the commissioning of the pipeline, which occurred in August of 2013. At December 31, 2013, the remaining commitment on the take-or-pay commitment was approximately $11.8 million.

Environmental Liabilities

        Please see Note 9 for a discussion of the Partnership's environmental liabilities.

Legal Proceedings

        Please see Note 20 for a discussion of the Partnership's legal proceedings.

Note 14. Partners' Equity, Allocations and Cash Distributions

Units Outstanding

        Partners' equity at December 31, 2013 consisted of 27,430,563 common units outstanding (including 11,599,336 common units held by affiliates of the General Partner, including directors and executive officers), collectively representing a 99.17% limited partner interest in the Partnership, and 230,303 general partner units representing a 0.83% general partner interest in the Partnership.

        Partners' equity at December 31, 2013 and 2012 excluded common units outstanding of 169,816 and 119,915 common units, respectively, held pursuant to the Repurchase Program and for future satisfaction of the General Partner's Obligations. See Note 12, "Long-Term Incentive Plan—Repurchase Program."

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Partners' Equity, Allocations and Cash Distributions (Continued)

Common Units

        The common units have limited voting rights as set forth in the Partnership's partnership agreement.

        Pursuant to the Partnership's partnership agreement, if at any time the General Partner and its affiliates own more than 80% of the common units outstanding, the General Partner has the right, but not the obligation, to "call" or acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market value. The General Partner may assign this call right to any of its affiliates or to the Partnership.

Subordinated Units

        On February 16, 2011, based upon satisfying certain distribution and performance tests provided in the Partnership's partnership agreement, all 5,642,424 subordinated units have converted to common units.

General Partner Units

        The Partnership's general partner interest is represented by general partner units. The General Partner is entitled to a percentage (equal to the general partner interest) of all cash distributions of available cash on all common units. The Partnership's partnership agreement sets forth the calculation to be used to determine the amount and priority of cash distributions that the common unitholders, holders of the incentive distribution rights and the General Partner will receive.

        The Partnership's general partner interest has the management rights as set forth in the Partnership's partnership agreement.

Incentive Distribution Rights

        Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from distributable cash flow after the target distribution levels have been achieved, as defined in the Partnership's partnership agreement. The General Partner currently holds all of the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the Partnership's partnership agreement.

Allocations of Net Income

        Net income is allocated between the General Partner and the common unitholders in accordance with the provisions of the Partnership's partnership agreement. Net income is generally allocated first to the General Partner and the common unitholders in an amount equal to the net losses allocated to the General Partner and the common unitholders in the current and prior tax years under the Partnership's partnership agreement. The remaining net income is allocated to the General Partner and the common unitholders in accordance with their respective percentage interests of the general partner units and common units.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Partners' Equity, Allocations and Cash Distributions (Continued)

Cash Distributions

        The Partnership intends to consider regular cash distributions to unitholders on a quarterly basis, although there is no assurance as to the future cash distributions since they are dependent upon future earnings, capital requirements, financial condition and other factors. The Credit Agreement prohibits the Partnership from making cash distributions if any potential default or Event of Default, as defined in the Credit Agreement, occurs or would result from the cash distribution.

        Within 45 days after the end of each quarter, the Partnership will distribute all of its Available Cash (as defined in its partnership agreement) to unitholders of record on the applicable record date. The amount of Available Cash is all cash on hand on the date of determination of Available Cash for the quarter; less the amount of cash reserves established by the General Partner to provide for the proper conduct of the Partnership's business, to comply with applicable law, any of the Partnership's debt instruments, or other agreements or to provide funds for distributions to unitholders and the General Partner for any one or more of the next four quarters.

        The Partnership will make distributions of Available Cash from distributable cash flow for any quarter in the following manner: 99.17% to the common unitholders, pro rata, and 0.83% to the General Partner, until the Partnership distributes for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter; and thereafter, cash in excess of the minimum quarterly distribution is distributed to the unitholders and the General Partner based on the percentages as provided below.

        As holder of the IDRs, the General Partner is entitled to incentive distributions if the amount that the Partnership distributes with respect to any quarter exceeds specified target levels shown below:

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Unitholders	General Partner
Minimum Quarterly Distribution	$0.4625	99.17%	0.83%
First Target Distribution	$0.4625	99.17%	0.83%
Second Target Distribution	above $0.4625 up to $0.5375	86.17%	13.83%
Third Target Distribution	above $0.5375 up to $0.6625	76.17%	23.83%
Thereafter	above $0.6625	51.17%	48.83%

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Partners' Equity, Allocations and Cash Distributions (Continued)

        The Partnership paid the following cash distributions during 2013, 2012 and 2011 (in thousands, except per unit data):

Cash Distribution Payment Date	Per Unit Cash Distribution	Common Units	Subordinated Units	General Partner	Incentive Distribution	Total Cash Distribution
2011
02/14/11(1)(2)	$0.5000	$6,647	$2,821	$115	$108	$9,691
05/13/11(2)	0.5000	10,790	N/A	116	122	11,028
08/12/11(2)	0.5000	10,790	N/A	116	122	11,028
11/14/11(2)	0.5000	10,790	N/A	116	122	11,028
2012
02/14/12(2)(3)	$0.5000	$10,790	N/A	$116	$122	$11,028
05/14/12(2)(4)	0.5000	13,716	N/A	115	155	13,986
08/14/12(5)	0.5250	14,401	N/A	121	259	14,781
11/14/12(6)	0.5325	14,607	N/A	122	290	15,019
2013
02/14/13(7)	$0.5700	$15,636	N/A	$131	$579	$16,346
05/15/13(8)	0.5825	15,979	N/A	134	683	16,796
08/14/13(9)	0.5875	16,116	N/A	135	724	16,975
11/14/13(10)	0.6000	16,459	N/A	138	828	17,425

(1)
On February 16, 2011, based upon satisfying certain distribution and performance tests provided in the Partnership's partnership agreement, all 5,642,424 subordinated units converted to common units. Prior to the conversion, the Partnership made this distribution in the following manner: firstly, 98.80% to the common unitholders, pro rata, and 1.20% to the General Partner, until the Partnership distributed for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter; secondly, 98.80% to the common unitholders, pro rata, and 1.20% to the General Partner, until the Partnership distributed for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; thirdly, 98.80% to the subordinated unitholders, pro rata, and 1.20% to the General Partner, until the Partnership distributed for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter.

(2)
This distribution of $0.50 per unit resulted in the Partnership exceeding its first target level distribution for the fourth quarter of 2010, the four quarters of 2011 and the first quarter of 2012. As a result, the General Partner, as the holder of the IDRs, received an incentive distribution.

(3)
Prior to the Partnership's issuance of 5,850,000 common units in connection with its acquisition of Alliance, the limited partner interest was 98.94% and the general partner interest was 1.06%.

(4)
In connection with the acquisition of Alliance on March 1, 2012 and the issuance to the seller of 5,850,000 common units, the Contribution Agreement provided that any declared distribution for the first quarter of 2012 reflect the seller's actual period of ownership during that quarter. The payment by the seller of $1.9 million reflects the timing of the transaction (March 1), the seller's

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Partners' Equity, Allocations and Cash Distributions (Continued)

  31 days of actual unit ownership in the 91 days of the quarter and the net receipt by seller ($1.0 million) of a pro-rated portion of the quarterly cash distribution of $0.50 per unit paid on the issued 5,850,000 common units.

(5)
This distribution of $0.5250 per unit resulted in the Partnership exceeding its first target level distribution for the second quarter of 2012. As a result, the General Partner, as the holder of the IDRs, received an incentive distribution.

(6)
This distribution of $0.5325 per unit resulted in the Partnership exceeding its first target level distribution for the third quarter of 2012. As a result, the General Partner, as the holder of the IDRs, received an incentive distribution.

(7)
This distribution of $0.57 per unit resulted in the Partnership exceeding its second target level distribution for the fourth quarter of 2012. As a result, the General Partner, as the holder of the IDRs, received an incentive distribution.

(8)
This distribution of $0.5825 per unit resulted in the Partnership exceeding its second target level distribution for the first quarter of 2013. As a result, the General Partner, as the holder of the IDRs, received an incentive distribution.

(9)
This distribution of $0.5875 per unit resulted in the Partnership exceeding its second target level distribution for the second quarter of 2013. As a result, the General Partner, as the holder of the IDRs, received an incentive distribution.

(10)
This distribution of $0.60 per unit resulted in the Partnership exceeding its second target level distribution for the third quarter of 2013. As a result, the General Partner, as the holder of the IDRs, received an incentive distribution.

        In addition, on January 22, 2014, the board of directors of the General Partner declared a quarterly cash distribution of $0.6125 per unit for the period from October 1, 2013 through December 31, 2013 ($2.45 per unit on an annualized basis) to the Partnership's common unitholders of record as of the close of business February 14, 2014. On February 5, 2014, the Partnership paid the total cash distribution of approximately $17.9 million.

Note 15. Unitholders' Equity

        On March 1, 2012 and in connection with the acquisition of Alliance (see Note 3), the Partnership issued 5,850,000 common units representing limited partner interests in the Partnership which had a fair value of $22.31 per unit on March 1, 2012, resulting in equity consideration of $130.5 million.

        On February 8, 2011, the Partnership completed a public offering of 2,645,000 common units at a price of $27.60 per common unit. Net proceeds were approximately $69.6 million for the year ended December 31, 2011, after deducting underwriting fees and offering expenses. The Partnership used the net proceeds to reduce indebtedness outstanding under its Credit Agreement.

Note 16. Related-Party Transactions

        The Partnership is a party to a Second Amended and Restated Terminal Storage Rental and Throughput Agreement, as amended, with Global Petroleum Corp. ("GPC"), an affiliate of the Partnership that is 100% owned by members of the Slifka family. The agreement, which extends

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Related-Party Transactions (Continued)

through July 31, 2015, is accounted for as an operating lease. After July 31, 2015, the agreement continues for successive one year terms unless either party gives notice to terminate at least 90 days prior to the expiration of the then current term.

        The following provides future minimum payments at December 31, 2013, including the expected exercise of renewal options, which have an annual consumer price index adjustment (in thousands):

2014	$7,262
2015 (1/1/15 - 7/31/15)	4,236

Total	$11,498

        The expenses under this agreement totaled $9.1 million, $8.9 million and $8.8 million for the years ended December 31, 2013, 2012 and 2011, respectively. These expenses include annual consumer price index adjustments of approximately $1.8 million, $1.7 million and $1.5 million for the years ended December 31, 2013, 2012 and 2011, respectively.

        Pursuant to an Amended and Restated Services Agreement with GPC, GPC provides certain terminal operating management services to the Partnership and uses certain administrative, accounting and information processing services of the Partnership. The expenses from these services totaled approximately $96,000 for each of the years ended December 31, 2013, 2012 and 2011. These charges were recorded in selling, general and administrative expenses in the accompanying consolidated statements of income. On March 9, 2012, in connection with the Partnership's acquisition of Alliance (see Note 3), the agreement was amended to include the services provided by GPC to Alliance. The agreement is for an indefinite term, and either party may terminate its receipt of some or all of the services thereunder upon 180 days' notice at any time. As of December 31, 2013, no such notice of termination was given by either party.

        Prior to the acquisition of Alliance on March 1, 2012, the Partnership was a party to an Amended and Restated Services Agreement with Alliance. Pursuant to the agreement, the Partnership provided certain administrative, accounting and information processing services, and the use of certain facilities, to Alliance. The income from these services was approximately $31,000 and $187,000 for the years ended December 31, 2012 and 2011, respectively. These fees were recorded as an offset to selling, general and administrative expenses in the accompanying consolidated statements of income. On March 9, 2012, in connection with the acquisition of Alliance, the agreement was terminated without penalty. There were no settlement gains or losses recognized as a result of the termination of this agreement.

        In addition, on March 9, 2012, following the closing of the acquisition of Alliance, Global Companies and AE Holdings entered into a shared services agreement pursuant to which Global Companies provides AE Holdings with certain tax, accounting, treasury and legal support services for which AE Holdings pays Global Companies $15,000 per year. The shared services agreement is for an indefinite term and AE Holdings may terminate its receipt of some or all of the services upon 180 days' notice. As of December 31, 2013, no such notice of termination was given by AE Holdings.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Related-Party Transactions (Continued)

        Prior to the acquisition of Alliance on March 1, 2012, the Partnership sold refined petroleum products and renewable fuels to Alliance at prevailing market prices at the time of delivery. Sales to Alliance were approximately $40.6 million and $187.1 million for the years ended December 31, 2012 and 2011, respectively. Sales to Alliance included sales of Mobil-branded fuel to Alliance pursuant to the Mobil franchise agreement entered into by Global Companies and Alliance, effective March 1, 2011.

        In addition, Global Companies and GMG entered into management agreements with Alliance in connection with the Partnership's September 2010 acquisition of retail gasoline stations from ExxonMobil. The management fee and overhead reimbursement were approximately $0.4 million and $0.3 million, respectively, for the year ended December 31, 2012 and $2.6 million and $1.6 million, respectively, for the year ended December 31, 2011. On March 9, 2012, in connection with the acquisition of Alliance, the management agreements were terminated without penalty.

        The General Partner employs all of the Partnership's employees, except for its gasoline station and convenience store employees and certain union personnel, who are employed by GMG. The Partnership reimburses the General Partner for expenses incurred in connection with these employees. These expenses, including payroll, payroll taxes and bonus accruals, were $63.3 million, $44.9 million and $48.9 million for the years ended December 31, 2013, 2012 and 2011, respectively. The Partnership also reimburses the General Partner for its contributions under the General Partner's 401(k) Savings and Profit Sharing Plan (see Note 11) and the General Partner's qualified and non-qualified pension plans.

        The table below presents trade receivables with GPC and the Partnership and receivables from the General Partner at December 31 (in thousands):

	2013	2012
Receivables from GPC	$436	$275
Receivables from the General Partner(1)	968	1,032

Total	$1,404	$1,307

(1)
Receivables from the General Partner reflect the Partnership's prepayment of payroll taxes and payroll accruals to the General Partner.

Note 17. Segment Reporting

        The Partnership engages in the distribution of refined petroleum products, renewable fuels, crude oil, natural gas and propane. The Partnership also engages in the purchasing, selling and logistics of transporting domestic and Canadian crude oil and other products. The Partnership's operating segments are based upon the revenue sources for which discrete financial information is reviewed by the chief operating decision maker (the "CODM") and include Wholesale, Gasoline Distribution and Station Operations and Commercial. Each of these operating segments generates revenues and incurs expenses and is evaluated for operating performance on a regular basis.

        These operating segments are also the Partnership's reporting segments based on the way the CODM manages the business and on the similarity of customers and expected long-term financial performance of each segment. For the years ended December 31, 2013, 2012 and 2011, the Commercial

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Segment Reporting (Continued)

operating segment did not meet the quantitative metrics for disclosure as a reportable segment on a stand-alone basis as defined in accounting guidance related to segment reporting. However, the Partnership has elected to present segment disclosures for the Commercial operating segment as management believes such disclosures are meaningful to the user of the Partnership's financial information. The accounting policies of the segments are the same as those described in Note 2, "Summary of Significant Accounting Policies.".

        In the Wholesale reporting segment, the Partnership sells unbranded gasoline (including gasoline blendstocks such as ethanol and naphtha) and diesel to unbranded gasoline customers and other resellers of transportation fuels. The Partnership sells home heating oil, diesel, kerosene, residual oil and propane to home heating oil retailers and wholesale distributors. The Partnership also sells and transports crude oil to refiners. Generally, customers use their own vehicles or contract carriers to take delivery of the gasoline and distillate products at bulk terminals and inland storage facilities that the Partnership owns or controls or with which it has throughput or exchange arrangements. Crude oil is aggregated by truck or pipeline in the mid-continent, transported on land by train and shipped to refineries on the East Coast and West Coast in barges. Additionally, ethanol is shipped primarily by rail and by barge. The results of Basin Transload and Cascade Kelly, both acquired in February 2013 (see Note 3), are included in the Wholesale segment.

        In the Gasoline Distribution and Station Operations reporting segment, the Partnership sells branded and unbranded gasoline to gasoline stations and other sub-jobbers. This segment also includes gasoline, convenience store, car wash and other ancillary sales at the Partnership's directly operated stores, as well as rental income from dealer leased or commission agent leased gasoline stations.

        The Commercial segment includes sales and deliveries to end user customers in the public sector and to large commercial and industrial end users of unbranded gasoline, home heating oil, diesel, kerosene, residual oil, renewable fuels and natural gas. In the case of commercial and industrial end user customers, the Partnership sells products primarily either through a competitive bidding process or through contracts of various terms. The Commercial segment also includes sales of custom blended fuels delivered by barges or from a terminal dock to ships through bunkering activity.

        Commercial segment end user customers include federal and state agencies, municipalities, large industrial companies, many autonomous authorities such as transportation authorities and water resource authorities, colleges and universities and a group of small utilities. In the Commercial segment, the Partnership generally arranges the delivery of the product to the customer's designated location. The Partnership typically hires third-party common carriers to deliver the product.

        The Partnership evaluates segment performance based on product margins before allocations of corporate and indirect operating costs, depreciation, amortization (including non-cash charges) and interest. Based on the way the CODM manages the business, it is not reasonably possible for the Partnership to allocate the components of operating costs and expenses among the reportable segments. There were no intersegment sales for any of the periods presented below.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Segment Reporting (Continued)

        Summarized financial information for the Partnership's reportable segments for the years ended December 31 is presented in the table below (in thousands):

	Year Ended December 31,
	2013	2012	2011
Wholesale Segment(1):
Sales
Gasoline and gasoline blendstocks	$8,085,225	$8,827,621	$8,660,412
Crude oil(2)	3,561,428	1,205,588	40,873
Other oils and related products(3)	3,559,001	3,727,701	3,895,632

Total	$15,205,654	$13,760,910	$12,596,917
Product margin
Gasoline and gasoline blendstocks	$43,147	$54,639	$56,224
Crude oil(2)	92,807	35,538	12,301
Other oils and related products(3)	66,916	55,252	55,308

Total	$202,870	$145,429	$123,833
Gasoline Distribution and Station Operations Segment(4):
Sales
Gasoline	$3,231,925	$3,024,775	$1,404,988
Station operations(5)	146,503	124,131	58,786

Total	$3,378,428	$3,148,906	$1,463,774
Product margin
Gasoline	$150,147	$139,706	$56,690
Station operations(5)	80,106	66,384	31,491

Total	$230,253	$206,090	$88,181
Commercial Segment:
Sales	$1,005,526	$716,181	$775,038
Product margin	$28,359	$18,652	$21,975
Combined sales and product margin:
Sales	$19,589,608	$17,625,997	$14,835,729
Product margin(6)	$461,482	$370,171	$233,989
Depreciation allocated to cost of sales	(55,653)	(36,683)	(24,391)

Combined gross profit	$405,829	$333,488	$209,598

(1)
Segment reporting results for the prior periods have been reclassified to conform to the Partnership's current presentation.

(2)
Crude oil consists of the Partnership's crude oil sales and revenue from its logistics activities and includes the February 2013 acquisitions of Basin Transload and Cascade Kelly (see Note 3). As the Basin Transload and Cascade Kelly assets were not in place for a portion of the year ended December 31, 2013 or for any portion of the years ended December 31, 2012 and 2011, the above results are not directly comparable for periods prior to February 2013.

(3)
Other oils and related products primarily consist of distillates, residual oil and propane.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Segment Reporting (Continued)

(4)
On March 1, 2012, the Partnership completed its acquisition of Alliance. As these assets were not in place for a portion of the year ended December 31, 2012 or for any portion of the year ended December 31, 2011, the above results are not directly comparable for periods prior to March 1, 2012.

(5)
Station operations primarily consist of convenience store sales at the Partnership's directly operated stores and rental income from dealer leased or commission agent leased gasoline stations.

(6)
Product margin is a non-GAAP financial measure used by management and external users of the Partnership's consolidated financial statements to assess the Partnership's business. The table above includes a reconciliation of product margin on a combined basis to gross profit, a directly comparable GAAP measure.

        In the Wholesale segment, the Partnership had two significant customers, ExxonMobil and Phillips 66 whose revenues were approximately $2.9 billion (15%) and $2.4 billion (12%), respectively, of the Partnership's total revenues for the year ended December 31, 2013. The Partnership had one customer, ExxonMobil, whose revenues were approximately $2.8 billion (16%) and $2.8 billion (19%) of the Partnership's total revenues for the years ended December 31, 2012 and 2011, respectively.

        A reconciliation of the totals reported for the reportable segments to the applicable line items in the consolidated financial statements is as follows (in thousands):

	Year Ended December 31,
	2013	2012	2011
Combined gross profit	$405,829	$333,488	$209,598
Operating costs and expenses not allocated to operating segments:
Selling, general and administrative expenses	115,491	95,710	73,882
Operating expenses	185,713	140,413	73,534
Restructuring charges	—	—	2,030
Amortization expense	19,216	7,024	4,800

Total operating costs and expenses	320,420	243,147	154,246

Operating income	85,409	90,341	55,352
Interest expense	(43,537)	(42,021)	(35,932)
Income tax expense	(819)	(1,577)	(68)

Net income	41,053	46,743	19,352
Net loss attributable to noncontrolling interest	1,562	—	—

Net income attributable to Global Partners LP	$42,615	$46,743	$19,352

        In 2013, the Partnership's foreign sales were immaterial. There were no foreign sales for the years ended December 31, 2012 and 2011. The Partnership has no foreign assets.

  Segment Assets

        In connection with its acquisitions of Cascade Kelly and a 60% membership interest in Basin Transload in February 2013, the Partnership acquired assets, including goodwill, of approximately $240.5 million, of which approximately $90.0 million of property and equipment has primarily been

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Segment Reporting (Continued)

allocated to the Wholesale segment as of the respective acquisition dates. As of December 31, 2013, the total property and equipment related to these assets had a net book value of approximately $83.2 million.

        The Partnership acquired retail gasoline stations from Alliance in March 2012 and ExxonMobil in September 2010 which have been allocated to the Gasoline Distribution and Station Operations segment. As of December 31, 2013, total property and equipment allocated to this segment had a net book value of approximately $500.0 million.

        Due to the commingled nature and uses of the remainder of the Partnership's assets, it is not reasonably possible for the Partnership to allocate these assets among its reportable segments.

Note 18. Fair Value Measurements

        Certain of the Partnership's assets and liabilities are measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The FASB established a fair value hierarchy, which prioritizes the inputs used in measuring fair value into the following three levels:

      Level 1—Observable inputs such as quoted prices in active markets for identical assets or liabilities.

      Level 2—Inputs other than the quoted prices in active markets that are observable for assets or liabilities, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in inactive markets.

      Level 3—Unobservable inputs based on the entity's own assumptions.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18. Fair Value Measurements (Continued)

        The following table presents those financial assets and financial liabilities measured at fair value on a recurring basis (in thousands):

	Fair Value as of December 31, 2013				Fair Value as of December 31, 2012
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Assets:
Hedged inventories	$452,302	$—	$452,302	$—	$526,107	$—	$526,107	$—
Fair value of forward fixed price contracts	46,007	—	31,931	14,076	48,062	—	48,062	—
Swap agreements and options	116	74	42	—	179	54	125	—
Foreign currency derivatives	—	—	—	—	145	—	145	—
Interest rate cap	26	—	26	—	35	—	35	—
Broker margin deposits	21,792	21,792	—	—	54,726	54,726	—	—
Pension plan	18,267	18,267	—	—	17,158	17,158	—	—

Total	$538,510	$40,133	$484,301	$14,076	$646,412	$71,938	$574,474	$—

Liabilities:
Obligations on forward fixed price contracts	$(38,197)	$—	$(33,014)	$(5,183)	$(34,474)	$—	$(34,474)	$—
Mark to market loss related to RIN forward commitments	(6,166)	—	(6,166)	—	—	—	—	—
Swap agreements and option contracts	(108)	(74)	(34)	—	(54)	(54)	—	—
Foreign currency derivatives	(16)	—	(16)	—	—	—	—	—
Interest rate collar and swap	(9,462)	—	(9,462)	—	(13,402)	—	(13,402)	—

Total liabilities	$(53,949)	$(74)	$(48,692)	$(5,183)	$(47,930)	$(54)	$(47,876)	$—

        This table excludes cash on hand and assets and liabilities that are measured at historical cost or any basis other than fair value. The carrying amounts of certain of the Partnership's financial instruments, including cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximate fair value due to their short maturities. The carrying value of the Partnership's credit facilities approximate fair value due to the variable rate nature of these financial instruments. The difference in the fair value and the carrying value of the senior notes issued in 2013 is not material at December 31, 2013 based on the nature of debt and timing of issuance. The fair values of the derivatives used by the Partnership are disclosed in Note 4.

        The majority of the Partnership's derivatives outstanding are reported at fair value based market quotes that are deemed to be observable inputs in an active market for similar assets and liabilities and are considered Level 2 inputs for purposes of fair value disclosures. Specifically, the fair values of the Partnership's financial assets and financial liabilities provided above were derived from NYMEX and New York Harbor quotes for the Partnership's hedged inventories, forward fixed price contracts, swap agreements and option contracts and from the LIBOR rates for the Partnership's interest rate collar, interest rate swap and interest rate cap. The fair value of the foreign currency derivatives and the loss related to RIN forward commitments are based on broker price quotations. Except as discussed below, the Partnership has not changed its valuation techniques or inputs during the years ended December 31, 2013 and 2012.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18. Fair Value Measurements (Continued)

        The fair value for the Partnership's forward fixed price contracts related to crude oil are derived from a combination of quoted NYMEX market commodity prices as well as significant unobservable inputs (Level 3), including internally developed assumptions where there is little, if any, market activity. The unobservable inputs used in the measurement of the Partnership's forward fixed price contracts include estimates for location basis, transportation and throughput costs net of an estimated margin for current market participants. Gains and losses recognized in earnings (or changes in net assets) are disclosed in Note 4.

        The following table presents a summary of the changes in fair value of the Partnership's Level 3 financial assets and liabilities at December 31, 2013 (in thousands):

Assets
Fair value at December 31, 2012	$—
Reclass of Level 2 inputs	15,127
Change in fair value recorded in cost of sales	(6,233)

Fair value at December 31, 2013	$8,894

        The fair values of the Partnership's pension plan assets at December 31, 2013 and 2012 were determined by Level 1 inputs which principally consist of quoted prices in active markets for identical assets. The plan assets primarily consisted of fixed income securities, equity securities and cash and cash equivalents.

        For assets and liabilities measured on a non-recurring basis during the year, accounting guidance requires quantitative disclosures about the fair value measurements separately for each major category. See Note 3 for acquired assets and liabilities measured on a non-recurring basis during the fiscal year ended December 31, 2013.

  Financial Instruments

        The fair value of the Partnership's financial instruments approximated the carrying value as of December 31, 2013 and 2012, in each case due to the short-term nature and the variable interest rate of the financial instruments.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19. Changes in Accumulated Other Comprehensive Income

        The following table presents the changes in accumulated other comprehensive loss by component (in thousands):

	Pension Plan	Derivatives	Total
Balance at December 31, 2011	$(3,118)	$(17,377)	$(20,495)
Other comprehensive income before reclassifications of gain (loss)	(1,666)	2,591	825
Amount of gain (loss) reclassified from accumulated other comprehensive income	(100)	—	—

Total comprehensive income	(1,766)	2,591	825
Balance at December 31, 2012	(4,884)	(14,786)	(19,670)
Other comprehensive income before reclassifications of gain (loss)	4,540	3,930	8,360
Amount of gain (loss) reclassified from accumulated other comprehensive income	(110)	—	—

Total comprehensive income	4,430	3,930	8,360

Balance at December 31, 2013	$(454)	$(10,856)	$(11,310)

Note 20. Legal Proceedings

  General

        Although the Partnership may, from time to time, be involved in litigation and claims arising out of its operations in the normal course of business, the Partnership does not believe that it is a party to any litigation that will have a material adverse impact on its financial condition or results of operations. Except as described below and in Note 9 included herein, the Partnership is not aware of any significant legal or governmental proceedings against it, or contemplated to be brought against it. The Partnership maintains insurance policies with insurers in amounts and with coverage and deductibles as its general partner believes are reasonable and prudent. However, the Partnership can provide no assurance that this insurance will be adequate to protect it from all material expenses related to potential future claims or that these levels of insurance will be available in the future at economically acceptable prices.

  Other

        On December 30, 2013, the Oregon Department of Environmental Quality ("ODEQ") unilaterally modified (the "Modification") an air emissions permit held by the Partnership's subsidiary, Cascade Kelly Holdings LLC, which covers both the production of ethanol and transshipping of crude oil by the Partnership's bio-refinery in Clatskanie, Oregon (the "Existing Permit"). This Modification proposed to limit the number of trains carrying crude oil that the bio-refinery can receive as part of the Partnership's transloading operations. The Partnership submitted a request for a hearing contesting the Modification, which allows the Existing Permit to remain in effect pending such appeal. In addition, the Partnership received a Pre-Enforcement Notice ("PEN") letter dated January 10, 2014 from ODEQ claiming that the Partnership is in violation of the Existing Permit and informing it that ODEQ is considering a possible notice of violation and penalty assessment. In summary, the PEN asserts that the Partnership may have received, and be receiving, more crude oil than the Existing Permit allows. On March 27, 2014, ODEQ issued the Partnership a civil penalty assessment ("CPA") of $117,292. The

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20. Legal Proceedings (Continued)

Partnership believes that it has meritorious defenses to the Modification, the PEN and the CPA and will vigorously contest any actions that may be taken by ODEQ with respect to the foregoing.

        Separately, in August 2013, the Partnership submitted an application to ODEQ for a separate air emissions permit covering the transloading of crude oil by the bio-refinery (the "New Permit"). The Partnership is working through the customary permitting process with ODEQ. The draft of the New Permit is currently out for public notice and comment. The Partnership anticipates that the New Permit will be issued in the second quarter of 2014. The Partnership believes that the issuance of the New Permit will resolve ODEQ's concerns regarding the Existing Permit as noted above. It is possible, however, that the issuance of the New Permit may be delayed and that a significant delay may have a negative impact on the Partnership's operations in Oregon.

        The Partnership received from the Environmental Protection Agency (the "EPA"), by letters dated November 2, 2011 and March 29, 2012, reporting requirements and testing orders (collectively, the "Requests for Information") for information under the Clean Air Act. The Requests for Information are part of an EPA investigation to determine whether the Partnership has violated sections of the Clean Air Act at certain of its terminal locations in New England with respect to residual oil and asphalt. The Partnership has submitted all required information requested under the Requests for Information. The Partnership does not believe that a material violation has occurred nor does the Partnership believe any adverse determination in connection with such investigation would have a material impact on its operations.

Note 21. Supplemental Information and Non-Cash Investing Activities

        The following presents cash flow supplemental information for the years ended December 31 (in thousands):

	2013	2012	2011
Cash paid during the year for interest	$34,179	$36,356	$31,496
Cash paid during the year for income taxes	$273	$919	$6
Non-cash conversion of subordinated unitholders	$—	$—	$1,623

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 21. Supplemental Information and Non-Cash Investing Activities (Continued)

        The following presents non-cash investing activities for the year ended December 31, 2012 (in thousands):

Effect of acquisition of Alliance Energy LLC:
Fair value of tangible assets acquired	$(332,779)
Fair value of liabilities assumed	82,935
Fair value of acquired intangible assets	(31,135)
Consideration paid in excess of fair value (goodwill)	(31,432)
Fair value of common units issued	130,513

Net cash paid in connection with the acquisition of Alliance	(181,898)
Effect of acquisition of Mutual Oil Company.:
Fair value of tangible assets acquired	(6,302)
Fair value of liabilities assumed	627
Consideration paid in excess of fair value (goodwill)	(1,175)

Net cash paid in connection with the acquisition of Mutual Oil	(6,850)

Total net cash paid in connection with acquisitions	$(188,748)

Non-cash purchase of underground storage tanks	$3,750

Note 22. Quarterly Financial Data (Unaudited)

        Unaudited quarterly financial data is as follows (in thousands, except per unit amounts):

	First	Second	Third	Fourth	Total
Year ended December 31, 2013
Sales	$5,589,190	$4,771,756	$4,433,426	$4,795,236	$19,589,608
Gross profit(1)(2)	$59,072	$93,797	$118,093	$134,867	$405,829
Net (loss) income(1)(2)(3)	$(22,316)	$5,204	$25,136	$33,029	$41,053
Net (loss) income attributable to Global Partners LP	$(22,067)	$4,825	$25,815	$34,042	$42,615
Limited partners' interest in net (loss) income	$(22,567)	$4,061	$24,773	$32,827	$39,094
Basic net (loss) income per limited partner unit(4)	$(0.83)	$0.15	$0.91	$1.20	$1.43
Diluted net (loss) income per limited partner unit(4)	$(0.83)	$0.15	$0.91	$1.20	$1.42
Cash distributions per limited partner unit(5)	$0.57	$0.5825	$0.5875	$0.60	$2.34

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22. Quarterly Financial Data (Unaudited) (Continued)

	First	Second	Third	Fourth	Total
Year ended December 31, 2012
Sales	$3,975,481	$3,916,063	$4,617,194	$5,117,259	$17,625,997
Gross profit	$55,319	$90,675	$82,620	$104,874	$333,488
Net (loss) income	$(1,400)	$18,515	$6,893	$22,735	$46,743
Limited partners' interest in net (loss) income	$(1,508)	$18,206	$6,577	$22,256	$45,531
Basic net (loss) income per limited partner unit(4)	$(0.06)	$0.67	$0.24	$0.81	$1.73
Diluted net (loss) income per limited partner unit(4)	$(0.06)	$0.66	$0.24	$0.81	$1.71
Cash distributions per limited partner unit(5)	$0.50	$0.50	$0.5250	$0.5325	$2.06

(1)
Includes $32.7 million of expense, $10.6 million of income, $15.5 million of income and $0.4 million of income for the quarters ended March 31, June 30, September 30 and December 31, 2013, respectively, related to the change in the liability for losses on RIN forward commitments.

(2)
Includes $2.6 million of expense, $6.5 million of expense, $13.5 million of expense and $9.5 million of income for the quarters ended March 31, June 30, September 30 and December 31, 2013, respectively, related to changes in the RVO Deficiency.

(3)
Includes a $2.5 million non-recurring charge for the quarter ended December 31, 2013 related to the write off of a prepaid consulting agreement that is no longer realizable.

(4)
See Note 2 for net income per limited partner unit calculation.

(5)
Cash distributions declared in one calendar quarter are paid in the following calendar quarter.

        As previously disclosed in the amended Form 10-Q/As for the interim periods ended March 31, June 30 and September 30, 2013, the Partnership has restated its interim 2013 financial results, principally related to the accounting for RINS and certain accrued liabilities related to the procurement of petroleum products. The quarterly results above reflect these corrections. For the three months ended March 31, 2013, these corrections reduced net income attributable to Global Partners LP by $36.9 million and basic net income per limited partner unit by $1.34 per unit. For the three months ended June 30, 2013, these corrections reduced net income attributable to Global Partners LP by $3.9 million and basic net income per limited partner unit by $0.14 per unit. For the three months ended September 30, 2013, these corrections increased net income attributable to Global Partners LP by $22.4 million and basic net income per limited partner unit by $0.82 per unit. Net income from continuing operations was equivalent to net income attributable to Global Partners LP for all restated periods.

Note 23. Subsequent Event

        On February 14, 2014, the Partnership paid a cash distribution of approximately $17.9 million to its common unitholders of record as of the close of business on February 5, 2014.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 24. Supplemental Guarantor Condensed Consolidating Financial Statements

        The Partnership's wholly-owned subsidiaries other than GLP Finance Corp. may be guarantors of senior notes issued by the Partnership and GLP Finance Corp. As such, the Partnership will become subject to the requirements of Rule 3-10 of Regulation S-X of the Securities and Exchange Commission regarding financial statements of guarantors and issuers of registered guaranteed securities. The Partnership presents condensed consolidating financial information for its subsidiaries within the notes to consolidated financial statements in accordance with the criteria established for parent companies in the SEC's Regulation S-X, Rule 3-10(d). The following condensed consolidating financial information presents the balance sheets, results of operations and cash flows of the Partnership's 100% owned guarantor subsidiaries, the non-guarantor subsidiary and the eliminations necessary to arrive at the information for the Partnership on a consolidated basis as of and for the year ended December 31, 2013. As the Partnership's non-guarantor subsidiary, Basin Transload, was acquired on February 1, 2013, financial information for periods prior to 2013 is not applicable. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Condensed Consolidating Balance Sheet
December 31, 2013
(In thousands)

	(Issuer) Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$7,588	$846	$783	$9,217
Accounts receivable, net	684,316	1,501	575	686,392
Accounts receivable—affiliates	55	576	773	1,404
Inventories	572,806	—	—	572,806
Brokerage margin deposits	21,792	—	—	21,792
Fair value of forward fixed price contracts	46,007	—	—	46,007
Prepaid expenses and other current assets	36,339	354	—	36,693

Total current assets	1,368,903	3,277	2,131	1,374,311
Property and equipment, net	765,551	38,085	—	803,636
Intangible assets, net	53,716	14,053	—	67,769
Goodwill	68,015	86,063	—	154,078
Other assets	28,128	—	—	28,128

Total assets	$2,284,313	$141,478	$2,131	$2,427,922

Liabilities and partners' equity
Current liabilities:
Accounts payable	$777,072	$2,699	$1,348	$781,119
Line of credit	—	3,700	—	3,700
Environmental liabilities—current portion	3,377	—	—	3,377
Trustee taxes payable	80,216	—	—	80,216
Accrued expenses and other current liabilities	65,401	562	—	65,963
Obligations on forward fixed price contracts	38,197	—	—	38,197

Total current liabilities	964,263	6,961	1,348	972,572
Working capital revolving credit facility—less current portion	327,000	—	—	327,000
Revolving credit facility	434,700	—	—	434,700
Senior notes	148,268	—	—	148,268
Environmental liabilities—less current portion	37,762	—	—	37,762
Other long-term liabilities	44,440	—	—	44,440

Total liabilities	1,956,433	6,961	1,348	1,964,742
Partners' equity
Global Partners LP equity	327,880	86,574	783	415,237
Noncontrolling interest	—	47,943	—	47,943

Total partners' equity	327,880	134,517	783	463,180

Total liabilities and partners' equity	$2,284,313	$141,478	$2,131	$2,427,922

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Condensed Consolidating Statement of Income
December 31, 2013
(In thousands)

	(Issuer) Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Sales	$19,575,042	$28,948	$(14,382)	$19,589,608
Cost of sales	19,193,112	5,049	(14,382)	19,183,779

Gross profit	381,930	23,899	—	405,829
Costs and operating expenses:
Selling, general and administrative expenses	111,011	5,263	(783)	115,491
Operating expenses	175,284	10,429	—	185,713
Amortization expense	7,106	12,110	—	19,216

Total costs and operating expenses	293,401	27,802	(783)	320,420

Operating income	88,529	(3,903)	783	85,409
Interest expense	(43,536)	(1)	—	(43,537)

Income before income tax expense	44,993	(3,904)	783	41,872
Income tax expense	(819)	—	—	(819)

Net income (loss)	44,174	(3,904)	783	41,053
Net loss attributable to noncontrolling interest	—	1,562	—	1,562

Net loss attributable to Global Partners LP	44,174	(2,342)	783	42,615
Less: General partner's interest in net income, including incentive distribution rights	3,521	—	—	3,521

Limited partners' interest in net income	$40,653	$(2,342)	$783	$39,094

GLOBAL PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Condensed Consolidating Statement Cash Flows
December 31, 2013
(In thousands)

	(Issuer) Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	Consolidated
Cash flows from operating activities
Net income	$44,174	$(3,904)	$783	$41,053
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,356	16,778	—	77,134
Amortization of deferred financing fees	6,897	—	—	6,897
Amortization of senior notes discount	368	—	—	368
Bad debt expense	4,145	—	—	4,145
Stock-based compensation expense	1,806	—	—	1,806
Gain on disposition of property and equipment	(1,272)	(1)	—	(1,273)
Deferred income taxes	336	—	—	336
Changes in operating assets and liabilities:			—
Accounts receivable	8,597	502	(575)	8,524
Accounts receivable—affiliate	(1,445)	(575)	1,923	(97)
Inventories	61,992	—	—	61,992
Broker margin deposits	32,934	—	—	32,934
Prepaid expenses, all other current assets and other assets	11,513	(287)	—	11,226
Accounts payable	18,642	1,373	(1,348)	18,667
Trustee taxes payable	(11,278)	—	—	(11,278)
Change in fair value of forward fixed contracts	5,778	—	—	5,778
Accrued expenses, all other current liabilities and other long-term liabilities	(3,627)	562	—	(3,065)

Net cash provided by operating activities	239,916	14,448	783	255,1417
Cash flows from investing activities
Acquisitions	(94,179)	(91,083)	—	(185,262)
Capital expenditures	(53,484)	(13,648)	—	(67,132)
Proceeds from sale of property and equipment	9,179	8	—	9,187

Net cash used in investing activities	(138,484)	(104,723)	—	(243,207)
Cash flows from financing activities
Payments on working capital revolving credit facility	(97,500)	—	—	(97,500)
Borrowings from revolving credit facility	12,700	—	—	12,700
Proceeds from issuance of term loan	115,000	—	—	115,000
Repayment of term loan	(115,000)	—	—	(115,000)
Borrowing from line of credit	—	3,700	—	3,700
Proceeds from senior note, net of discount	147,900	—	—	147,900
Repurchase of common units	(4,590)	—	—	(4,590)
Repurchased units withheld for tax obligations	(2,086)	—	—	(2,086)
Noncontrolling interest capital contribution	(85,996)	87,421	—	1,425
Distribution to noncontrolling interest	(2,920)	—	—	(2,920)
Distribution to partners	(67,329)	—	—	(67,329)

Net cash used in financing activities	(99,821)	91,121	—	(8,700)

Increase in cash and cash equivalents	1,611	846	783	3,240
Cash and cash equivalents at beginning of year	5,977	—	—	5,977

Cash and cash equivalents at end of year	$7,588	$846	$783	$9,217

QuickLinks

  Exhibit 99.1
INDEX TO FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
GLOBAL PARTNERS LP CONSOLIDATED BALANCE SHEETS (In thousands, except unit data)
GLOBAL PARTNERS LP CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per unit data)
GLOBAL PARTNERS LP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (In thousands) (Unaudited)
GLOBAL PARTNERS LP CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
GLOBAL PARTNERS LP CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY (In thousands)
GLOBAL PARTNERS LP NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Condensed Consolidating Balance Sheet December 31, 2013 (In thousands)
Condensed Consolidating Statement of Income December 31, 2013 (In thousands)
Condensed Consolidating Statement Cash Flows December 31, 2013 (In thousands)